Published Deal CUSIP Number: 15089XAA7
Published Term Facility CUSIP Number: 15089XAC3
Published Revolving Facility CUSIP Number: 15089XAB5

CREDIT AGREEMENT

Dated as of July 15, 2016

among

CELANESE CORPORATION,
as Holdings,

CELANESE US HOLDINGS LLC
and
CERTAIN SUBSIDIARIES THEREOF,
as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, a Swing Line Lender
and an L/C Issuer,

and

The Other Lenders Party Hereto,

with

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,
and
CITIBANK, N.A.,
and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents,

and with

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.
and
JP MORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS ANDACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	30
1.03	Accounting Terms	32
1.04	Rounding	33
1.05	Exchange Rates; Currency Equivalents	33
1.06	Additional Alternative Currencies	33
1.07	Change of Currency	34
1.08	Times of Day	35
1.09	Letter of Credit Amounts	35

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		35

2.01	Loans	35
2.02	Borrowings, Conversions and Continuations of Loans	35
2.03	Letters of Credit	37
2.04	Swing Line Loans	46
2.05	Prepayments	50
2.06	Termination or Reduction of Commitments	51
2.07	Repayment of Loans	52
2.08	Interest	52
2.09	Fees	53
2.10	Computation of Interest and Fees	54
2.11	Evidence of Debt	54
2.12	Payments Generally; Administrative Agent's Clawback	55
2.13	Sharing of Payments by Lenders	56
2.14	Designated Borrowers	57
2.15	Extension of Maturity Date of Revolving Facility	58
2.16	Increase in Revolving Commitments	60
2.17	Cash Collateral	61
2.18	Defaulting Lenders	62

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		64

3.01	Taxes	64
3.02	Illegality	67
3.03	Inability to Determine Rates	68
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	69
3.05	Compensation for Losses	70
3.06	Mitigation Obligations; Replacement of Lenders	71
3.07	Survival	72

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72

4.01	Conditions of Initial Credit Extension	72
4.02	Conditions to all Credit Extensions	73

ARTICLE V. REPRESENTATIONS AND WARRANTIES		74

5.01	Existence, Qualification and Power	74
5.02	Authorization; No Contravention	74
5.03	Governmental Authorization; Other Consents	75
5.04	Binding Effect	75

5.05	Financial Statements; No Material Adverse Effect	75
5.06	Litigation	75
5.07	No Default	76
5.08	Ownership of Property	76
5.09	Environmental Matters	76
5.10	Taxes	76
5.11	ERISA Compliance	76
5.12	Subsidiary Guarantors	77
5.13	Margin Regulations; Investment Company Act	77
5.14	Disclosure	77
5.15	Compliance with Laws	78
5.16	OFAC; PATRIOT Act; FCPA	78
5.17	Representations as to Foreign Obligors	78
5.18	EEA Financial Institutions	79

ARTICLE VI. AFFIRMATIVE COVENANTS		79

6.01	Financial Statements	80
6.02	Certificates; Other Information	80
6.03	Notices	81
6.04	Payment of Taxes	82
6.05	Preservation of Existence, Etc	82
6.06	Maintenance of Properties	82
6.07	Maintenance of Insurance	82
6.08	Compliance with Laws	83
6.09	Books and Records	83
6.10	Inspection Rights	83
6.11	Use of Proceeds	83
6.12	Approvals and Authorizations	83
6.13	Additional Subsidiary Guarantors	83
6.14	OFAC; PATRIOT Act; FCPA	84

ARTICLE VII. NEGATIVE COVENANTS		84

7.01	Liens	84
7.02	Indebtedness	86
7.03	Fundamental Changes	87
7.04	Change in Nature of Business	88
7.05	Transactions with Affiliates	88
7.06	Use of Proceeds	89
7.07	Financial Covenants	89

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		89

8.01	Events of Default	89
8.02	Remedies Upon Event of Default	91
8.03	Application of Funds	91

ARTICLE IX. ADMINISTRATIVE AGENT		92

9.01	Appointment and Authority	92
9.02	Rights as a Lender	93
9.03	Exculpatory Provisions	93
9.04	Reliance by Administrative Agent	94
9.05	Delegation of Duties	94

9.06	Resignation of Administrative Agent	94
9.07	Non-Reliance on Administrative Agent and Other Lenders	96
9.08	No Other Duties, Etc	96
9.09	Administrative Agent May File Proofs of Claim	96
9.10	Guaranty Matters	97

ARTICLE X. MISCELLANEOUS		97

10.01	Amendments, Etc	97
10.02	Notices; Effectiveness; Electronic Communication	98
10.03	No Waiver; Cumulative Remedies; Enforcement	100
10.04	Expenses; Indemnity; Damage Waiver	101
10.05	Payments Set Aside	103
10.06	Successors and Assigns	103
10.07	Treatment of Certain Information; Confidentiality	108
10.08	Right of Setoff	109
10.09	Interest Rate Limitation	109
10.10	Counterparts; Integration; Effectiveness	109
10.11	Survival of Representations and Warranties	110
10.12	Severability	110
10.13	Replacement of Lenders	110
10.14	Governing Law; Jurisdiction; Etc.	111
10.15	Waiver of Jury Trial	112
10.16	No Advisory or Fiduciary Responsibility	112
10.17	Electronic Execution of Assignments and Certain Other Documents	113
10.18	USA PATRIOT Act	113
10.19	Judgment Currency	114
10.20	ENTIRE AGREEMENT	114
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	114

SCHEDULES
2.01	Commitments; Letter of Credit Commitments; Swing Line Commitments
5.13	Subsidiary Guarantors
7.01	Existing Liens
7.02	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Term Note
C-2	Form of Revolving Credit Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Company Guaranty
G-1	Form of Parent Guaranty
G-2	Form of Subsidiary Guaranty
H	Form of Designated Borrower Request and Assumption Agreement
I	Form of Designated Borrower Notice
J	Form of Letter of Credit Report
K	[Reserved]
L	Form of Tax Compliance Certificates
M	Form of Notice of Loan Prepayment

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 15, 2016, among Celanese Corporation, a corporation incorporated under the laws of Delaware (“Holdings”), Celanese US Holdings LLC, a limited liability company incorporated under the laws of Delaware (the “Company”), Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware (“CALLC”), Celanese Europe B.V., a private limited liability company organized under the laws of the Netherlands (“CBV”), Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg (“CHL”), Elwood C.V., a private limited company organized under the laws of the Netherlands (“Elwood” and, collectively with CBV and CHL, the “Closing Date Foreign Borrowers”), certain Subsidiaries of the Company from time to time party hereto as borrowers pursuant to Section 2.14 (with the Closing Date Foreign Borrowers and CALLC, collectively the “Designated Borrowers” and each a “Designated Borrower”; the Designated Borrowers, with the Company, collectively the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party hereto.
The Company has requested that the Lenders provide a revolving credit facility and a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E‑2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternative Currency” means each of the following currencies: Euro, Sterling and Canadian Dollars, together with, in the case of Letters of Credit, each other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable L/C Percentage” means, with respect to any L/C Issuer at any time, (i) the percentage (carried out to the ninth decimal place) of the Letter of Credit Sublimit represented by such Lender’s Letter of Credit Commitment at such time or (ii) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable L/C Percentage of each L/C Issuer shall be determined based on the Applicable L/C Percentage of such L/C Issuer most recently in effect, giving effect to any subsequent assignments.
“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, (i) the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time or (ii) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Swing Line Percentage” means, with respect to any Swing Line Lender at any time, (i) the percentage (carried out to the ninth decimal place) of the applicable Swing Line Sublimit represented by the corresponding portion of such Swing Line Lender’s Swing Line Commitment at such time or (ii) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Swing Line Percentage of each Swing Line Lender shall be determined based on the Applicable Swing Line Percentage of such Swing Line Lender most recently in effect, giving effect to any subsequent assignment.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

			Eurocurrency
	Debt Ratings		Rate Margin
Pricing	S&P / Moody's /	Commitment	and Letter of	Base Rate
Level	Fitch	Fee	Credit Fee	Margin
1	BBB+ / Baa1/ BBB+	0.125%	1.125%	0.125%
	or better
2	BBB / Baa2 / BBB	0.150%	1.250%	0.250%
3	BBB- / Baa3 / BBB-	0.200%	1.500%	0.500%
4	BB+ / Ba1 / BB+	0.250%	1.750%	0.750%
5	BB / Ba2 / BB	0.350%	2.000%	1.000%
	or worse
“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that, in the case of non-uniform ratings (a) if there are three Debt Ratings available and any two Debt Ratings are in the same level, such matching level shall apply; (b) if there are three Debt Ratings available and each of the Debt Ratings is in a different level, the level that is the middle level shall apply; (c) if only two Debt Ratings are available and there is a split in such ratings, the higher rating (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest) will apply, unless the split in such Debt Ratings is more than one level apart, in which case the rating that is one level lower than the higher rating will apply; (d) if only one Debt Rating is available, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (e) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.14.
“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this

Agreement), Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc., each in its capacity as joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its consolidated subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its consolidated subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day, for Loans denominated in Dollars a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest at the Base Rate.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“CALLC” has the meaning specified in the introductory paragraph hereto.
“Canadian Dollars” and “C$” mean the lawful currency of Canada.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CBV” has the meaning specified in the introductory paragraph hereto.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding equity securities of the Company and each Borrower.
“CHL” has the meaning specified in the introductory paragraph hereto.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Foreign Borrowers” has the meaning specified in the introductory paragraph hereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means a Revolving Commitment, a Term Commitment, a Letter of Credit Commitment or a Swing Line Commitment, as the context may require.
“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by Holdings and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv)  non-cash asset impairment charges, (v) debt refinancing cost and debt retirement cost, in either case, incurred in connection with permitted acquisitions, investments and divestitures, (vi) non-cash stock based compensation expense, (vii) charges relating to employee termination benefits, plant and office closures, restructuring, business optimization and integration in an aggregate amount not to exceed $50,000,000 for any period of four consecutive fiscal quarters and (viii) other non-recurring expenses of Holdings and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Holdings and its Subsidiaries for such period and (ii) all non-recurring, non-cash items increasing Consolidated Net Income for such period; provided that the following (to the extent included in the calculation of Consolidated Net Income for such period) shall be excluded: (1) any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and postretirement plans, curtailments and settlements, prior service cost adjustments, all in accordance with ASC 715 (or any successor codification) and (2) net unrealized mark-to-market gain or loss in respect of Swap Contracts.  For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition or disposition involving aggregate consideration of $100,000,000 or more, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum (without duplication) of the following: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all non-contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) any contingent earn-out payments until required to be reflected on the applicable consolidated balance sheet in accordance with GAAP), (e) Attributable Indebtedness in respect of capital leases, (f) any Receivables Net Investment (other than the portion thereof consisting of undrawn letters of credit), (g) Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than Holdings or any Subsidiary (to the extent required to be reflected on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP) and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar entity organized in any non-US jurisdiction) in which Holdings or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdings and each Subsidiary. Notwithstanding the foregoing, “Consolidated Funded Indebtedness”

shall exclude (1) any indebtedness that is excluded from the definition of “Indebtedness” pursuant to the last sentence of such definition and (2) any Indebtedness of a Person, other than Holdings and its Subsidiaries, that is consolidated on the financial statements of Holdings in accordance with GAAP (except as provided in clause (h) above).
“Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Holdings and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of Holdings and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the interest component of any Synthetic Lease Obligations, all in accordance with GAAP. For the purpose of calculating Consolidated Interest Charges for any period, if during such period the Company or any Subsidiary shall have made an acquisition or disposition involving aggregate consideration of $100,000,000 or more, Consolidated Interest Charges for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period. In addition, Consolidated Interest Charges shall exclude (x) any interest expense on Indebtedness of a third party that is not an Affiliate of Holdings or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under ASC 810-10 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under ASC 840-10 or ASC 840-40 in either case so long as the underlying obligations under any such supply or lease arrangement or under any such take-or-pay contract are not treated as Indebtedness as provided in the last sentence of the definition of Indebtedness and (y) any interest expense attributable to any Person, other than Holdings and its Subsidiaries that is consolidated on Holdings’ financial statements pursuant to GAAP (except if the corresponding Indebtedness would be included in clause (g) of Consolidated Funded Indebtedness).
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period; provided, that the net income for such period of any Person other than Holdings and its Subsidiaries that is consolidated on Holdings’ financial statements pursuant to GAAP shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Holdings or a Subsidiary in respect of such period.
“Consolidated Net Tangible Assets” means, at any particular time, Consolidated Tangible Assets at such time after deducting therefrom all current liabilities, except for (i) notes and loans payable, and (ii) current maturities of the principal component of obligations in respect of capitalized leases, all as set forth on the most recent consolidated balance sheet of Holdings and its consolidated Subsidiaries and computed in accordance with GAAP.

“Consolidated Tangible Assets” means, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of Holdings and its consolidated Subsidiaries and computed in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Public Materials” has the meaning specified in Section 6.02.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, each L/C Issuer, each Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or any Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each L/C Issuer, each Swing Line Lender and each other Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.14.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.
“Designated Euro Lending Affiliate” means (a) in the case of Bank of America, Bank of America Merrill Lynch International and (b) in the case of any other Lender, its affiliate listed on Schedule 2.01.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Dutch Borrower” means any Borrower incorporated in the Netherlands, which on the date of this Agreement includes Celanese Europe B.V. and Elwood C.V.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all international, foreign, Federal, state and local statutes, treaties, laws (including common law), rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents or authorities (including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof), judgments, injunctions, notices, orders (including administrative orders), directed duties, requests, authorizations, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, whether now or hereinafter in effect, relating in any way to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” any trade or business (whether or not incorporated) that, together with Holdings, the Company, the Borrowers or any of their Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Company, the Borrowers, their Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Holdings, the Company, the Borrowers, their Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Company, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability with respect to any Multiemployer Plan; (h) the incurrence by Holdings, the Company, the Borrowers, their Subsidiaries or any ERISA Affiliate of any liability under Section 4062(e) or Section 4063 of ERISA with respect to a Plan; (i) the receipt by Holdings, the Company, the Borrowers, their Subsidiaries or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination by Holdings, the Company, the Borrowers, their Subsidiaries or any ERISA Affiliate that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA (j) Holdings, the Company, the Borrowers, any of their Subsidiaries or any ERISA Affiliate shall engage in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (k) the occurrence of a Foreign Plan Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means:
(a)    With respect to any Credit Extension:
(i)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii)    denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(iii)    with respect to a Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and
(b)    for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower), any United States federal withholding Tax that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to any United States federal withholding Tax pursuant to Section 3.01, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (e) any United States federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 2, 2007 (and as amended on January 23, 2013, August 14, 2013, September 16, 2013, September 24, 2014 and June 9, 2016, and as otherwise amended, modified or otherwise supplemented from time to time prior to the date of this Agreement), among Holdings, the Company, certain Subsidiaries thereof, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and the lenders from time to time party thereto.
“Existing Notes” means, collectively, the Company’s (i) 3.250% notes due October 15, 2019, (ii) 4.625% notes due November 15, 2022 and (iii) 5.875% notes due June 15, 2021.
“Facility” means the Term Facility or the Revolving Facility.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto, any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to an intergovernmental agreement related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code as such Code provision is enacted as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate as so determined is negative, it shall be deemed to be 0.00%.
“Fee Letters” means, collectively, each of the fee letter agreements, dated June 16, 2016, among the Company and the applicable Arranger (and the Administrative Agent, in the case of the Fee Letter signed by Bank of America).
“Fitch” means Fitch, Inc. and any successor thereto.
“Foreign Obligor” means a Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), program or agreement that is not subject to U.S. law and is maintained or contributed to by, or entered into with Holdings, the Company, the Borrowers, any of their Subsidiaries, or any other entity to the extent Holdings could have any liability in respect of its current or former employees, other than any employee benefit plan, program or agreement that is sponsored or maintained exclusively by a Governmental Authority.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any contributions or payments required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered with such Governmental Authorities; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board Accounting Standards Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranties” means the Company Guaranty, the Parent Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holdings” has the meaning specified in the introductory paragraph hereto.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and (y) any contingent earn-out payments until required to be reflected on the applicable consolidated balance sheet in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if such Indebtedness has not been assumed by, and is otherwise non-recourse to, such Person, only to the extent of the lesser of the fair market value of the assets of such Person subject to such Lien and the amount of such Indebtedness);
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar entity organized in any non-US jurisdiction) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness shall exclude (i) any Indebtedness of a third party that is not an Affiliate of Holdings or any of its subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under ASC 810-10 or attributable to take-or-pay contracts that are accounted for in a manner similar to a capital lease under ASC 840-10 or ASC 840-10 in either case so long as (x) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business and (y) notwithstanding anything to the contrary contained in the definition of Consolidated EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces Consolidated EBITDA and (ii) any obligations in respect of any lease that is treated as an operating lease under GAAP to the extent that the corresponding rent expense is treated as an operating expense that reduces Consolidated EBITDA.
“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Swing Line Loan denominated in Euros, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan denominated in Dollars), the last Business Day of each March, June, September and December and the Maturity Date and (c) as to any Swing Line Loan denominated in Euros at the maturity date of such Swing Line Loan and at the Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Loan Notice, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Debt Rating at Pricing Level 1, 2 or 3 as contemplated under “Applicable Rate” above (in the case of non-uniform ratings, calculated in accordance with the definition of “Debt Rating”).
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means each of Bank of America, Deutsche Bank AG New York Branch, Citibank, N.A. and JPMorgan Chase Bank, N.A., together with any additional L/C Issuer appointed after the Closing Date in accordance with Section 2.03(l), each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes each Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in (and only in) Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Commitment” means, with respect to each L/C Issuer, its commitment to issue Letters of Credit pursuant to Section 2.03 in an aggregate face amount outstanding at any time not to exceed the lesser of (x) the amount set forth opposite such Lender’s name as its Letter of Credit Commitment on Schedule 2.01 and (y) such Person’s Revolving Commitment. Each Letter of Credit Commitment is a part of, and not in addition to, such L/C Issuer’s Revolving Commitment in its capacity as a Lender.
“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $200,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.
“LIBOR Quoted Currency” means Dollars, Euro and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17, the Fee Letters, and the Guaranties.
“Loan Parties” means, collectively, Holdings, the Company, each Subsidiary Guarantor and each Designated Borrower.
“Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, results of operations, assets or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party.
“Material Indebtedness” means Indebtedness of Holdings or the Company that individually, or in the aggregate (with respect to any Subsidiary providing a Guarantee thereof when taken together with all other Indebtedness of Holdings or the Company Guaranteed by such Subsidiary), is outstanding in an aggregate principal amount of $50,000,000 or more.

“Material Subsidiary” means each Subsidiary that is a Loan Party or that is a “significant subsidiary” of Holdings, as the term “significant subsidiary” is defined in Regulation S-X promulgated by the Securities and Exchange Commission.
“Maturity Date” means the later of (a) July 15, 2021 and (b) in the case of Revolving Loans and Revolving Commitments, if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section 2.15; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Fronting Availability” means, as of any date of determination, the applicable Lender’s then-applicable Revolving Commitment, minus the Outstanding Amount of all outstanding L/C Obligations in respect of Letters of Credit issued by such Lender as an L/C Issuer and all outstanding Swing Line Loans advanced by such Lender as a Swing Line Lender, minus the then-applicable Revolving Credit Exposure of such Lender; provided that, solely for purposes of calculating Maximum Fronting Availability, such Revolving Credit Exposure shall be calculated without giving effect to participations in Swing Line Loans and Letters of Credit provided or issued by such Lender, it being understood and agreed that the entirety of such Swing Line Loans and Letters of Credit shall be deducted from Maximum Fronting Availability, as set forth above.
“Maximum Rate” has the meaning set forth in Section 10.09.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of each L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Company, the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Note” means a Term Note or a Revolving Credit Note, or both, as context dictates.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit M or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).
“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (iii) with respect to Term Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date; (iv) with respect to Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (v) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any currency other than Dollars, the greater of (i) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensations, and (ii) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market; provided that if the Overnight Rate as so determined is negative, it shall be deemed to be 0.00%.
“Parent Guaranty” means the Guaranty made by Holdings in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G-1.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” means the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Receivables Financing” means one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purposes Receivables Subsidiaries finance their acquisition or maintenance of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than Special Purposes Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale” or “absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and purchase price percentages shall be (x) on market terms (as determined in good faith by the Company) or (y) no less favorable to Holdings and its

Subsidiaries than the receivables financing existing on the Closing Date pursuant to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 2, 2015, by and among Celanese U.S. Sales LLC, Celanese Ltd. and Ticona Polymers, Inc. as originators, the other originators party thereto from time to time, Celanese International Corporation, as servicer, and CE Receivables LLC, as buyer (as amended prior to the Closing Date and, together with financing documentation relating thereto, as in effect on the Closing Date, the “Existing Receivables Financing”) and (B) the aggregate Receivables Net Investment shall not exceed $250.0 million at any time. It is agreed that the Existing Receivables Financing is a Permitted Receivables Financing, subject to the requirements of clause (B) of the proviso to the immediately preceding sentence are satisfied.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the Company, the Borrowers, any of their Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning specified in Section 6.02.
“Professional Lender” means
(a)    until the interpretation of the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, a person that provides (or upon effectiveness of the relevant assignment or participation pursuant to Section 10.06 will provide) repayable funds (or commitments to provide repayable funds) to a Borrower for a minimum amount of €100,000 or its equivalent in the relevant currency; and
(b)    after the interpretation of the term “public” has been published by the competent authority, any person who does not form part of the public within the meaning of Capital Requirements Regulation (EU) No. 575/2013.
“Public Lender” has the meaning specified in Section 6.02.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.
“Receivables Net Investment” means the aggregate cash amount paid by the lenders to, or purchasers of Receivables Assets from, Loan Parties under any Permitted Receivables Financing in connection with their purchase of, or the making of loans or issuance of letters of credit secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets and the amount of such Receivables Assets that become defaulted accounts receivable or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the relevant Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or an equivalent or comparable person in the case of any Foreign Subsidiary that is a Loan Party), solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party (or an equivalent or comparable person in the case of any Foreign Subsidiary that is a Loan Party) and, solely for purposes of notices given pursuant to Article II, any other officer or employee (or, in the case of any Foreign Subsidiary, other person performing the relevant functions, such as a manager or director) of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee (or, in the case of any Foreign Subsidiary, other person performing the relevant functions, such as a manager or director) of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible

Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or any L/C Issuer (by notice to the Administrative Agent) shall determine or the Required Lenders shall require.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swing Line Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit C-2.
“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.
“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.
“Revolving Loan” has the meaning specified in Section 2.01(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the Bankruptcy Code of the United States (or other insolvency law).
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (i) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that, (x) for the avoidance of doubt, Fairway Methanol LLC (“Fairway”) shall not constitute a Subsidiary and (y) any Person that Holdings or any of its Subsidiaries invests in after the date hereof which does not satisfy the requirement of clause (i) above and for which the direct or indirect control rights of Holdings are no greater, taken as a whole, than such control rights with respect to Fairway as of the date hereof, as reasonably determined by the Administrative Agent, shall not constitute a Subsidiary, other than, with respect to clauses (x) and (y), for purposes of the definition of “Consolidated Funded Indebtedness” and Section 7.02 if and to the extent that any Indebtedness of such Person is recourse to Holdings or any of Holdings’ Subsidiaries not described in clause (x) or (y). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means, collectively, each Subsidiary party to the Subsidiary Guaranty.
“Subsidiary Guaranty” means the Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G-2.
“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Commitment” means, with respect to each Swing Line Lender, its commitment to make Swing Line Loans pursuant to Section 2.04 in an aggregate principal amount outstanding at any time not to exceed the lesser of (x) the amount set forth opposite such Lender’s name as its Swing Line Commitment on Schedule 2.01 and (y) such Person’s Revolving Commitment. Each Swing Line Commitment is a part of, and not in addition to, such Swing Line Lender’s Revolving Commitment in its capacity as a Lender.
“Swing Line Lender” means each of Bank of America, Deutsche Bank AG New York Branch, Citibank, N.A. and JPMorgan Chase Bank, N.A. in its capacity as a provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, which shall state, at minimum, (i) the applicable Borrower, (ii) the requested maturity date (in the case of Swing Line Loans denominated in Euros), which shall not be after the date that is 10 Business Days after the incurrence of the Swing Line Loan, (iii) the applicable currency, and amount thereof, (iv) the requested borrowing date, (v) the account to which funds are to be credited and related deposit or wire instructions and (vi) such other information required by Section 2.04(b).

“Swing Line Sublimits” means an amount equal to (i) in the case of Swing Line Loans denominated in Dollars, the lesser of (a) $125,000,000 and (b) the Aggregate Revolving Commitments and (ii) in the case of Swing Line Loans denominated in Euros, the lesser of (a) €75,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimits are part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges (including ad valorem charges), assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.
“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C 1.
“Threshold Amount” means $100,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Term Commitments and Revolving Commitments and all Revolving Credit Exposure and Term Loans of such Lender at such time.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii).
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan pursuant to Section 4203 or Section 4205 of ERISA as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined under Section 4203 or Section 4205 of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii)

the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)In this Agreement, where it relates to a Dutch Borrower, a reference to:
(i)a necessary action to authorize, where applicable, includes without limitation
(A)any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and
(B)obtaining an unconditional positive advice (advies) from the competent works council(s).
(ii)a winding-up, administration or dissolution includes a Dutch Borrower being:
(A)declared bankrupt or insolvent (failliet verklaard);
(B)dissolved (ontbonden);
(iii)a moratorium includes surseance van betaling and emergency regulations (noodregeling) and granted a moratorium includes surseance verleend;
(iv)a trustee in bankruptcy includes a curator;
(v)an administrator includes a bewindvoerder;
(vi)a receiver or an administrative receiver does not include a curator or bewindvoerder;
(vii)a subsidiary includes a dochtermaatschappij as defined in the Dutch Civil Code;
(viii)an attachment includes a beslag;

(ix)a director means a managing director (bestuurder) and board of directors its managing board (bestuur); and
(x)a “security interest” includes, in respect of a Dutch Borrower or in connection with any security in the Netherlands, any mortgage (hypotheek), pledge (pandrecht), a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht) a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid).
(e)Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:
(i)a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation of similar laws affecting the rights of creditors generally;
(ii)a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;
(iii)a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(iv)a person being unable to pay its debts includes that person being in a state of cessation de paiements;
(v)by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and
(vi)a director or a manager includes an administrateur and a gérant.
1.03    Accounting Terms. (a)     Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement (including any negative covenant or utilization of any “basket”) set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial information and calculations as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents. (a) The Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Revolving Borrowing, Swing Line Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing, Swing Line Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the applicable Swing Line Lender or the applicable L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
1.06    Additional Alternative Currencies. (a) The Company may from time to time request that Revolving Loans that are Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to Revolving Borrowings of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Borrowings that are Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Revolving Borrowings of Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the Revolving Borrowing of such Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Revolving Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or such L/C Issuer, as the case may be, to permit Revolving Borrowings of Eurocurrency Rate Loans be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans that are Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.
1.07    Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to the time in New York City.
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Company on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment and (iii) no Person shall have a Maximum Fronting Availability that is less than zero without such Person’s written consent pursuant to Section 2.03 or Section 2.04. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request

Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Company is requesting a Revolving Borrowing or a Term Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial

Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) if the Required Lenders elect not to permit such conversion or continuation, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.03    Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of any Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Outstanding Amount of all outstanding L/C Obligations in respect of Letters of Credit issued by any L/C Issuer shall not exceed the applicable L/C Issuer’s Letter of Credit Commitment, (w) no Lender shall have a Maximum Fronting Availability that is less than zero without its written consent, (x) the Total Revolving Outstandings shall not exceed the Aggregate

Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)An L/C Issuer shall not issue any Letter of Credit, if:
(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.
(iii)An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
(D)except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, (i) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency, in the case of Bank of America, Deutsche Bank AG New York Branch, Citibank, N.A. and JPMorgan Chase Bank, N.A. in their capacities as L/C Issuers or (ii) the Letter of Credit is denominated in a currency other than Dollars, in the case of any other L/C Issuer;

(E)any Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to the extent necessary to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company or the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company or such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) if applicable, the documents to be presented by such beneficiary in case of any drawing thereunder; (F) if applicable, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, the Company or the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company or the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)If a Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C applicable Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or

(2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (x) if notice of payment is received by the applicable Borrower by 12:00 noon on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars, 4:00 p.m. on such payment date, (y) if notice of payment is not received by the applicable Borrower by 12:00 noon on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars, 4:00 p.m. on the first Business Day occurring after such payment date, or (z) the Applicable Time on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the applicable Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to timely reimburse the applicable L/C Issuer on the Honor Date, such L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(v)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of a Borrower to reimburse an L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the applicable Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the applicable Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the applicable Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by an L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the applicable Borrower or any Subsidiary or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the applicable L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit for the account of such Borrower; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower which the applicable Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company or the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, an L/C Issuer shall not be responsible to the applicable Borrower for, and no L/C Issuer’s rights and remedies against the applicable Borrower shall be impaired by, any action or inaction of an L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where an L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)Letter of Credit Fees. The Company or the applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to adjustment as provided in Section 2.18, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the

Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it, at the rate per annum equal to 0.125%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company or the applicable Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)Letter of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs, a report in the form of Exhibit J, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(l)Additional L/C Issuers, Multiple L/C Issuers. The Company may, at any time and from time to time, designate one or more additional Revolving Lenders (subject to the consent of each such Revolving Lender in its sole discretion) to act as an L/C Issuer under the terms of this Agreement. Any Revolving Lender designated as an L/C Issuer pursuant to this subclause (l) shall have all the rights and obligations of an L/C Issuer under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “L/C Issuer” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as an L/C Issuer, as the context shall require. Any such new L/C Issuer shall agree with the Company in writing as to such L/C Issuer’s Letter of Credit Commitment (which shall not, for the avoidance of doubt, increase the aggregate Letter of Credit Sublimit), and the Company shall promptly provide such information to the Administrative Agent prior to such Person becoming an L/C Issuer. If at any time there is more than one L/C Issuer hereunder, the Company or the applicable Borrower may, in its discretion subject to the limitations set forth herein, select which L/C Issuer is to issue any particular Letter of Credit.
2.04 Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, hereby agrees to make (or in the case of Euros, to cause its Designated Euro Lending Affiliate to make) loans in Dollars or Euros (each such loan, a “Swing Line Loan”) to any Borrower that is a Domestic Subsidiary (solely in the case of Swing Line Loans denominated in Dollars) and to any Borrower that is a Foreign Subsidiary (solely in the case of Swing Line Loans denominated in Euros) from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the applicable Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Outstanding Amount of all Swing Line Loans made by such Swing Line Lender shall not exceed such Swing Line Lender’s Swing Line Commitment, (ii) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (iv) no Lender shall have a Maximum Fronting Availability that is less than zero without its written consent, (y) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan denominated in Dollars shall be a Base Rate Loan, and each Swing Line Loan denominated in Euros shall bear interest at the Overnight Rate, plus the Applicable Rate margin otherwise applicable to Revolving Borrowings that are Eurocurrency Rate Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent (and the applicable European office of the Administrative Agent, in the case of Swing Line Loans denominated in Euros), which may be given by (A) telephone (provided telephonic notice shall not be permitted unless (i) the applicable Swing Line Loans are denominated in Dollars, (ii) the applicable Swing Line Lender has expressly consented to telephonic notices in writing and (iii) such telephonic notice is delivered pursuant to the standard procedures of the applicable Swing Line Lender, and such other procedures as may be communicated to the Company by the applicable Swing Line Lender) or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to such Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (Applicable Time) (or 10:00 a.m. London time, in the case of Swing Line Loans denominated in Euros) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of the equivalent of $250,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by any Swing Line Lender of any permitted telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (Applicable Time) on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. (Applicable Time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.
(c)Refinancing of Swing Line Loans.
(i)The applicable Swing Line Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan (in the currency or currencies of the applicable Swing Line Loans, it being understood and agreed that such Revolving Loans denominated in Dollars shall be Base Rate Loans) in an amount equal to such Lender’s Applicable Percentage of the amount of its Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans of applicable type, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) (x) in the case of Swing Line Loans denominated in Dollars, for the account of such Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice and (y) in the case of Swing Line Loans denominated in Euros, for the account of such Swing Line Lender at the Administrative Agent’s Office for Euro-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, in each case, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Lender fails to make available to the Administrative Agent for the account of any Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount

(with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans made by such Swing Line Lender. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the applicable Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

(g)Swing Line Reports. Each Swing Line Lender shall deliver to the Administrative Agent, on each Business Day that a Swing Line Loan made by it is outstanding, and on each date that a Swing Line Loan is made by it, a writing setting forth the outstanding principal amount, currency, borrowing date and Borrower of each such Swing Line Loan.
(h)Multiple Swing Line Lenders. If at any time there is more than one Swing Line Lender hereunder, the Company may, in its discretion subject to the limitations set forth herein, select which Swing Line Lender is to provide any particular Swing Line Loan.
2.05    Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be a Notice of Loan Prepayment and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans (or, in each case, such shorter period as the Administrative Agent may agree in its sole discretion); (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice is given in connection with a full or partial refinancing of the Facilities, such notice may condition the prepayment upon the effectiveness of such refinancing Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the date of such prepayment) if such condition is not satisfied; provided that the applicable Borrower shall pay any amounts required pursuant to Section 3.05. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentage. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as the Company may direct in writing to the Administrative Agent, or, if no such direction is given prior to or concurrently with such prepayment, on a pro rata basis.
(b)    The Company may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment (and not later than 12:00 noon, London time, one Business Day prior to the proposed repayment, in the case of Swing Line Loans denominated in Euros), and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)    If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings at such time exceed an amount equal to 100% of the Aggregate Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, subject to the provisions of Section 2.17(a), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(d)    If the Administrative Agent notifies the Company at any time that the Outstanding Amount of L/C Obligations owed to any L/C Issuer at such time exceed an amount equal to 100% of such L/C Issuer’s Letter of Credit Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay L/C Obligations and/or the Company shall Cash Collateralize the L/C Obligations of such L/C Issuer in an aggregate amount at least equal to such excess. The L/C Issuer may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(e)    If the Administrative Agent notifies the Company at any time that the Outstanding Amount of Swing Line Loans owed to any Swing Line Lender at such time exceed an amount equal to 100% of such Swing Line Lender’s Swing Line Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Swing Line Loans of such Swing Line Lender in an aggregate amount at least equal to such excess. The Swing Line Lender may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
2.06     Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction (or such shorter period as the Administrative Agent may agree in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. If such notice from the Company described above in this paragraph is given in connection with a full or partial refinancing of the Revolving Commitments, such notice may condition the reduction or termination upon the effectiveness of such refinancing, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the date of the effectiveness of such termination) if such condition is not satisfied. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Revolving Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage, to the Letter of Credit Commitments in accordance with the Applicable L/C Percentages and to the Swing Line Commitments in accordance with the Applicable Swing Line Percentages. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans. (a) Term Loans. The Company shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
October 2, 2016	$0
January 2, 2017	$0
April 2, 2017	$0
July 2, 2017	$0
October 2, 2017	$6,250,000
January 2, 2018	$6,250,000
April 2, 2018	$6,250,000
July 2, 2018	$6,250,000
October 2, 2018	$12,500,000
January 2, 2019	$12,500,000
April 2, 2019	$12,500,000
July 2, 2019	$12,500,000
October 2, 2019	$12,500,000
January 2, 2020	$12,500,000
April 2, 2020	$12,500,000
July 2, 2020	$12,500,000
October 2, 2020	$12,500,000
January 2, 2021	$12,500,000
April 2, 2021	$12,500,000
July 2, 2021	$12,500,000
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
(b)    Each Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of Revolving Loans made to such Borrower outstanding on such date.
(c)    Each Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
2.08    Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate;

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan made in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Swing Line Loan made in Euros shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal the Overnight Rate, plus the Applicable Rate margin otherwise applicable to Revolving Borrowings that are Eurocurrency Rate Loans.
(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Loans and any overdue other Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount

of L/C Obligations, subject to adjustment as provided in Section 2.18. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)Other Fees. The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) , or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
2.11    Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the

Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent's Clawback. (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the

Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The (i) obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c), (ii) obligations of the L/C Issuers to issue Letters of Credit and (iii) obligations of the Swing Line Lenders to make Swing Line Loans are, in each case, several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it under a Facility, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans under the applicable Facility and (in the case of the Revolving Facility) subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (w) any payment to an L/C Issuer or a Swing Line Lender in respect of Letters of Credit issued by it or Swing Line Loans made by it, (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Holdings or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Designated Borrowers. (a) Effective as of the date hereof CALLC, CBV, CHL and Elwood shall each be a “Designated Borrower” hereunder and may receive Revolving Loans for its account on the terms and conditions set forth in this Agreement.
(b)    The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent (including know-your-customer information), as may be reasonably required by the Administrative Agent or the Lenders, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and each Lender agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a

Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(c)    The Obligations of all Designated Borrowers shall be several in nature.
(d)    Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder and (iv) the receipt of service of process. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, service of process, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e)    The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
2.15    Extension of Maturity Date of Revolving Facility.
(a)    Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the date hereof (each, an “Anniversary Date”), request that each Revolving Lender extend such Lender’s Maturity Date with respect to the Revolving Facility for an additional one year from the Maturity Date; provided that the Maturity Date may not be extended pursuant to this Section 2.15 on more than two occasions.
(b)    Revolving Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the relevant Anniversary Date and not later than the date (the “Notice Date”) that is 20 days prior to the relevant Anniversary Date, advise the Administrative Agent whether or not such Revolving Lender agrees to such extension (and each Revolving Lender that determines not to so extend its Maturity Date with respect to the Revolving Facility (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.

(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Lender’s determination under this Section no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Revolving Lender”) as provided in Section 10.13; provided that each of such Additional Revolving Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Revolving Lender shall undertake a Revolving Commitment (and, if any such Additional Revolving Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to such Revolving Lender’s Revolving Commitment hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend their Maturity Date with respect to the Revolving Facility (each, an “Extending Lender”) and the additional Revolving Commitments of the Additional Revolving Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the relevant Anniversary Date, then, effective as of the relevant Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Revolving Lender shall be extended to the date falling one year after the then-existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Revolving Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.
(f)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the relevant Anniversary Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided that representations qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the relevant Anniversary Date, except representations and warranties that specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that representations qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Revolving Lenders effective as of such date.

(g)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16    Increase in Revolving Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time on up to three occasions, request an increase in the Aggregate Revolving Commitments by an amount not exceeding $500,000,000 in the aggregate for all such increases; provided that any such request for an increase shall be in a minimum amount of $50,000.000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, each L/C Issuer and each Swing Line Lender, the Company may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided that representations qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Increase Effective Date, except representations and warranties that specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that representations qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving

Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.17    Cash Collateral.
(a)    Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or an L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 100% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer(s) that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.18    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lenders hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting

Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
A.    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
B.    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.
C.    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuers and Swing Line Lenders, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuers’ or Swing Line Lenders’ Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if an applicable withholding agent shall be required to deduct or withhold any Tax from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased by an applicable Loan Party as necessary so that after making all required deduction or withholding (including deduction or withholding applicable to additional sums payable under this Section) each Recipient, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) such withholding agent shall make such deduction or withholding and (iii) such withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Each Loan Party shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expense arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an L/C Issuer, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)    Each Lender and each L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender or L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this subparagraph (d).
(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or Administrative Agent as will permit such payments to be made without such withholding tax or at a reduced rate. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, no Lender shall have any obligation under this paragraph (f) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;
(C)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made

(iii)    If a payment made to a Lender (including any L/C Issuer) under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date hereof.
(iv)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If a Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Recipient, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Recipient be required to pay any amount to an Loan Party pursuant to this paragraph (g) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund or charge interest with respect to any Credit Extension based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Credit Extensions in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Administrative Agent or affected Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the affected Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in Dollars in the amount specified therein (in the case of a request for a Revolving Borrowing).

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer reasonably determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
(c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the applicable Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.
3.07    Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be (to the extent applicable) originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and the Guaranties;
(ii)    Notes executed by the Borrowers in favor of each Lender requesting Notes;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing (as applicable) and qualified to engage in business in the jurisdiction of its formation;
(v)    a favorable opinion of each of (A) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, (B) James R. Peacock III, internal counsel to the Loan Parties, (C) Loyens & Loeff N.V., Netherlands counsel to the Loan Parties and (D) Baker McKenzie, Luxembourg counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender;
(vi)    [Reserved];

(vii)    a certificate signed by a Responsible Officer of Holdings certifying that (A) the representations and warranties of (i) Holdings and the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, (B) no Default exists, or would result from such proposed Credit Extension or from the application of the proceeds thereof, (C) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (D) the current Debt Ratings;
(viii)    [Reserved]; and
(ix)    evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.
(b)    Any fees required to be paid by the Loan Parties on or before the Closing Date under the Loan Documents shall have been paid.
(c)    Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers required to be reimbursed by this Agreement (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(d)    The Lenders shall have received, at least five days prior to the Closing Date, all information they shall have requested under anti-terrorism and anti-money-laundering laws and regulations, including the Patriot Act.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties contained in Article V and in each other Loan Document (other than, in the case of any Credit Extension after the Closing Date, the representations and warranties contained in Sections 5.05(c), 5.06(b) and 5.09) shall be true and correct in all material respects (provided that representations already qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that representations already qualified by

“materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
5.01    Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof is duly organized or formed, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization (except, in the case of any Subsidiary other than a Loan Party, to the extent the failure to be so could not reasonably be expected to have a Material Adverse Effect).Each Loan Party and each Subsidiary thereof (a) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, to execute, deliver and perform its obligations under the Loan Documents to which it is a party and (b) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(i) or (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, in each case, which has not been obtained.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy and except to the extent that indemnification obligations may be limited by federal or state securities laws or public policy relating thereto.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the financial condition of Holdings and its subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of Holdings and its subsidiaries dated March 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except, in the case of clause (b), as disclosed prior to the Closing Date in Holdings’ annual report on Form 10-K filed with the SEC for Holdings’ fiscal year ended December 31, 2015, in subsequent quarterly reports on Form 10-Q filed with the SEC prior to the date hereof, or in any subsequent current report on Form 8-K filed with the SEC prior to the date hereof.

5.07    No Default. No Default has occurred and is continuing.
5.08    Ownership of Property. Holdings and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Environmental Matters. Except as disclosed in Holdings’ annual report on Form 10-K filed with the SEC for Holdings’ fiscal year ended December 31, 2015, in subsequent quarterly reports on Form 10-Q filed with the SEC prior to the date hereof, or in any subsequent current report on Form 8-K filed with the SEC prior to the Closing Date, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no written notice, demand, claim, request for information, order, complaint or penalty has been received by Holdings, the Company or any of the Subsidiaries relating to Holdings, the Company or any of the Subsidiaries, (b) there are no judicial, administrative or other actions, suits or proceedings relating to Holdings, the Company or any of the Subsidiaries pending or threatened relating to Environmental Laws, (c) each of Holdings, the Company and the Subsidiaries has all permits, licenses, registrations, consents or other authorizations necessary for its current operations to comply with all applicable Environmental Laws and is, and since July 1, 2011 has been, in compliance with the terms of such permits, licenses, registrations, consents or other authorizations and with all other applicable Environmental Laws, (d) no Hazardous Material is located at, in, on or under, or is emanating from, any property currently owned, operated or leased by Holdings, the Company or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Company or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, handled, owned or controlled by Holdings, the Company or any of the Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Company or any of the Subsidiaries under any Environmental Laws, (e) to the knowledge of the Company, there are no facts, conditions, situations or sets of circumstances (including any reasonably anticipated changes to Environmental Laws) which could reasonably be expected to give rise to any Environmental Liability or interfere with or prevent continued compliance by Holdings, the Company or any Subsidiary with Environmental Laws, and (f) neither Holdings, the Company nor any Subsidiary is financing or conducting any investigation, response or other corrective action under any Environmental Law at any location.
5.10    Taxes. Each of Holdings, the Company and the Subsidiaries (a) has timely filed or caused to be timely filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return (as amended, if applicable) is true and correct in all material respects and (b) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except (i) Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.04 and for which Holdings, the Company or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves and (ii) Taxes the failure to pay which would not reasonably be expected to have a Material Adverse Effect.
5.11    ERISA Compliance.

Each of Holdings, the Company, the Borrowers, each of their Subsidiaries and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law applicable to any Foreign Plan, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years as to which Holdings, the Company, the Borrowers, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of Holdings, the Company, the Borrowers, each of their Subsidiaries and each ERISA Affiliate (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan as of such date (each such Plan an “underfunded Plan”) would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets as of such date of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Company, the Borrowers, any of their Subsidiaries or any ERISA Affiliate has received any written notification that any Multiemployer Plan is insolvent or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be insolvent or terminated, where such insolvency or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Multiemployer Plan or otherwise, a Material Adverse Effect.
5.12    Subsidiary Guarantors. As of the Closing Date, Schedule 5.13 sets forth each Subsidiary of Holdings that has provided a Guarantee in respect of the Existing Notes or any other Material Indebtedness of Holdings or the Company. Each Subsidiary that is currently required to be a Subsidiary Guarantor pursuant to the terms of Section 6.13 is a Subsidiary Guarantor.
5.13    Margin Regulations; Investment Company Act.
(a)    No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)    None of Holdings, the Company or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14    Disclosure. No written factual information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (i) no representation is made with respect to any information of a general economic or industry nature and (ii) with respect to any estimates, forecasts, projections or other forward-looking information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.15    Compliance with Law. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including, for the avoidance of doubt, all applicable Environmental Laws), except (a) in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) for such noncompliance which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.16    OFAC; PATRIOT Act; FCPA. (a) To the extent applicable, each of Holdings, the Company and its Subsidiaries is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act, except for such non-compliance that could not, based upon the facts and circumstances existing at the time, reasonably be expected to (x) result in a Material Adverse Effect or (y) result in material liability to any Lender, Arranger, L/C Issuer, Swing Line Lender or Agent Party. No part of the proceeds of any Credit Extension will be used, directly or, to the knowledge of Holdings and the Company, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or, to the extent applicable to Holdings and its Subsidiaries, the UK Bribery Act 2010 or any other similar anti-corruption legislation in other jurisdictions.
(b)    None of Holdings, the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of Holdings, the Company or any of its Subsidiaries, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Borrower will directly or, to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any person, (x) for the purpose of financing the activities of any person that is at such time subject to any U.S. sanctions administered by OFAC, or to do business in a country or territory that is the subject of U.S. sanctions administered by OFAC, if such activities would be prohibited for a U.S. person pursuant to OFAC, or (y) for the purpose of financing the activities of any person that is at such time subject to any applicable sanctions administered by the European Union or any member country thereof or in a country or territory that is the subject of any applicable sanctions administered by the European Union or any member country thereof.
5.17    Representations as to Foreign Obligors. Holdings and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.
(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
5.18    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, and the related consolidated statements of shareholders’ equity and cash flows for the portion of Holdings’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of Holdings as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (1) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (2) notice in the event that net sales from business in any particular country or territory that is the subject of (I) U.S. sanctions administered by OFAC or (II) any applicable sanctions administered by the European Union or any member country thereof exceeds 5% of the consolidated net sales of Holdings and its Subsidiaries for the fiscal period to which such financial statements relate;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c)    promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC and are publicly available on EDGAR at www.sec.gov) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ public website on the Internet or such documents are posted on EDGAR at www.sec.gov; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with respect to such documentation, and each Lender shall be solely responsible for maintaining its own copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders (other than copies of any duly-filed Form 10K, 10Q or 8K or other filing with the Securities and Exchange Commission after they become publically available (the “Deemed Public Materials”)) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” With respect to Deemed Public Materials, the Administrative Agent, Arrangers, L/C Issuers and Lenders shall have the rights (and the Borrowers shall have authorized treatment of such materials) in the manner contemplated for information marked “PUBLIC” pursuant to clauses (x) and (y) of the immediately preceding sentence.
6.03    Notices. Promptly notify the Administrative Agent and each Lender:
(a)    of the occurrence of any Default;

(b)    of the commencement of or any material development in (i) any dispute, litigation, investigation, proceeding or suspension between Holdings or any Subsidiary and any Governmental Authority; or (ii) any litigation or proceeding affecting Holdings or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case of subclauses (i) and (ii), which matter, occurrence or development has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)    of the occurrence of any ERISA Event which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(d)    of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of Holdings setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings, the Company or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with U.S. GAAP with respect thereto or (ii) the aggregate amount of such Taxes, assessments and governmental charges or levies would not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 (provided that no Subsidiary other than a Loan Party shall be required to maintain in full force and effect its legal existence to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. Keep its insurable properties, in all material respects, insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices or otherwise in accordance with applicable laws and good business practices, self-

insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses in the same general area.
6.08    Compliance with Laws. Comply with the requirements of all Laws (including, for the avoidance of doubt, Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.
6.10    Inspection Rights. Permit any Persons designated by the Administrative Agent or, upon notice delivered by the Administrative Agent or if an Event of Default has occurred and is continuing, any Lender or designee thereof to visit and inspect the financial records and the properties of Holdings, the Company or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon notice delivered by the Administrative Agent or if an Event of Default has occurred and is continuing, any Lender upon reasonable prior notice to Holdings or the Company to discuss the affairs, finances and condition of Holdings, the Company or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract (other than contractual confidentiality provisions by and among Holdings and its affiliates and such accountants).
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.
6.12    Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
6.13    Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any Person (other than a Loan Party) becomes a Subsidiary that has provided a Guarantee in respect of the Existing Notes or any Material Indebtedness of Holdings or the Company, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty (or, if the Administrative Agent reasonably determines that execution and delivery of additional or alternative documentation is required or advisable and customary under applicable Law with respect to the relevant Subsidiary, such other documentation as the Administrative Agent shall deem appropriate for such purpose), and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, for the avoidance of doubt, the Company may cause any Subsidiary to become a Subsidiary Guarantor after the date hereof regardless of whether required to do so by this Section 6.13 (including in order to permit any Indebtedness incurred or contemplated to be incurred by such Subsidiary under the terms of Section 7.02), subject to meeting the requirements set forth in clauses (a) and (b) of the immediately preceding sentence.
6.14    OFAC, PATRIOT Act; FCPA.
(a)    Refrain from knowingly doing business in a country or territory that is the subject of (x) U.S. sanctions administered by OFAC or with a Person that is on the list of “Specially Designated Nationals and Blocked Persons”, if such business would be prohibited for a U.S. person pursuant to OFAC (unless such business is generally or specifically licensed by OFAC or otherwise permitted by U.S. sanctions law) or (y) any applicable sanctions administered by the European Union or any member country thereof or with a Person with whom dealings are prohibited under any applicable sanctions administered by the European Union or any member country thereof, (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and (c) refrain from using any proceeds of the Loans, directly or, to the knowledge of Holdings and the Company, indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and, if the aggregate amount of the liability secured thereby exceeds $25,000,000 for any individual item, listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not expanded (other than pursuant to provisions in the documentation governing such Liens on the date hereof which cover improvements and accessions or after-acquired property on customary terms), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(a), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(a);
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)    easements, trackage rights, leases (other than capital leases), licenses, rights-of-way, zoning and other restrictions and other similar encumbrances affecting real property which, in the aggregate, which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(f)    Liens securing Indebtedness permitted under Section 7.02(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition or the relevant construction or improvement cost, as applicable;
(g)    any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Holdings or any Subsidiary other than extensions and accessions thereto and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing ;
(h)    Liens securing Indebtedness permitted under Section 7.02(f); provided that such Liens do not at any time encumber any assets of Holdings or any Subsidiary other than the assets, business, Equity Interests or Person acquired as described in such Section, including any Equity Interests or assets of any Foreign Subsidiary so acquired and any of its Subsidiaries, and including as applicable, the assets of any Foreign Subsidiary created to act as an acquisition vehicle for the relevant acquisition (provided that such acquisition vehicle does not hold other material assets of Holdings and its Subsidiaries other than the acquired assets or Subsidiaries);
(i)    pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations;
(j)    pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; and
(k)    (i) Liens that are contractual rights of set-off (x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (y) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries and (ii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, bankers’ rights of set-off or similar rights;

(l)    licenses of intellectual property granted in the ordinary course of business;
(m)    Liens on cash and cash equivalents in an aggregate amount not to exceed $25,000,000 securing obligations in respect of any Swap Agreement entered into by the Company or any Subsidiary in the ordinary course of business for purposes of hedging currency risk and not for speculative purposes;
(n)    Liens on Receivables Assets subject to Permitted Receivables Financings; and
(o)    Liens not permitted by clauses (a) through (n) so long as the aggregate amount of obligations secured thereby plus the aggregate principal amount (without duplication) of all Indebtedness incurred pursuant to Section 7.02(j) does not at any time exceed 15% of Consolidated Net Tangible Assets as appearing in the latest balance sheet pursuant to Section 6.01(a) or (b).
7.02    Indebtedness. In the case of any Subsidiary that is not the Company or a Subsidiary Guarantor, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness outstanding on the date hereof and, if outstanding in a principal amount for any individual item greater than $25,000,000, listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
(b)    (i) capitalized lease obligations and other Indebtedness incurred to finance the purchase price or improvement cost incurred in connection with the acquisition, construction or improvement of fixed or capital assets; provided that (x) such Indebtedness is incurred prior to or within 270 days after, the date of acquisition or improvement of such fixed or capital assets, (y) such Indebtedness is permitted under Section 7.01(f), whether or not secured; and (ii) any extensions, renewals, refinancings and replacements thereof; provided that the amount of such Indebtedness is not increased at the time of such extension, renewal, refinancing or replacement except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;
(c)    (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof; or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (y) no other Subsidiary (other than a Subsidiary into which the acquired Person is merged or any Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for the payment of such Indebtedness; and (ii) any refinancings, refundings, renewals or extensions of any such Indebtedness; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the condition in subclause (i)(y) of this clause (c) continues to be met;

(d)    Indebtedness in connection with Permitted Receivables Financings;
(e)    Indebtedness owed to Holdings or another Subsidiary;
(f)    (i) Indebtedness of any Foreign Subsidiary issued, assumed or guaranteed for the purpose of financing or refinancing all or any part of the consideration for the acquisition of any assets, business, Equity Interests or Person acquired by such Foreign Subsidiary (including by means of merger or consolidation) or the consideration for the transactions by which such Foreign Subsidiary becomes a Subsidiary of Holdings (including Guarantees or other Indebtedness in respect thereof of any Person being so acquired or any of its Subsidiaries); and (ii) any refinancings, refundings, renewals or extensions of any such Indebtedness; provided that (A) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) the obligors in respect to such Indebtedness do not extend to any Person other than the permitted obligors of such Indebtedness pursuant to clause (i) above, in each case in an aggregate principal amount outstanding at any time for all such Indebtedness under this Section 7.02(f), when taken together with all Indebtedness outstanding pursuant to Section 7.02(i), not to exceed $400,000,000;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(h)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees, standby and documentary letters of credit and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(i)    Indebtedness of one or more Subsidiaries organized under the laws of the People’s Republic of China for their own general corporate purposes (and not recourse to Holdings or its other non-Chinese Subsidiaries) in an aggregate principal amount at any time outstanding not to exceed, when taken together with all Indebtedness outstanding under Section 7.02(f), $400,000,000 and
(j)    Indebtedness not permitted by clauses (a) through (i) so long as the aggregate principal amount of such Indebtedness plus the aggregate amount (without duplication) of obligations secured by Liens incurred pursuant to Section 7.01(o) does not at any time exceed 15% of Consolidated Net Tangible Assets as appearing in the latest balance sheet pursuant to Section 6.01(a) or (b).
7.03    Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Subsidiary or any other Person may merge into, dissolve into, liquidate into or consolidate with the Company or any of its Subsidiaries; provided, (i) to the extent such transaction involves a Borrower, a Borrower shall be a surviving entity and (ii) to the extent such transaction involves a Subsidiary Guarantor, a Subsidiary Guarantor or the Company shall be a surviving entity;
(b)    any Subsidiary (other than a Borrower) may merge into, dissolve into, liquidate into or consolidate with (i) any other Subsidiary (other than a Borrower unless clause (a) is complied with) in a transaction in which the surviving entity is a Subsidiary; provided that, if either Subsidiary is a Guarantor, the surviving entity shall be a Guarantor or shall immediately become a Guarantor upon the consummation of such transaction; or (ii) any other Person, so long as such merger, dissolution, liquidation or consolation does not result, directly or indirectly, in the Disposition (in one or a series of transactions) of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole; and
(c)    so long as the surviving entity is organized under the laws of any political subdivision of the United States (or, if different, the jurisdiction of organization of the merging or consolidating Borrower) and agrees in writing in a manner and pursuant to documentation acceptable to the Administrative Agent to assume the obligations of the applicable Borrower under this Agreement, any Borrower may merge into or consolidate with any other Person that is (or is becoming concurrently with such merger or consolidation) a wholly-owned Subsidiary of Holdings.
7.04    Change in Nature of Business. (a)    Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or reasonably similar thereto or a reasonable extension thereof.
(b)    In the case of Holdings, engage at any time in any material business other than holding Equity Interests in the Company and other Subsidiaries and activities related thereto, and/or related to Holdings’ status as the parent company of a corporate group consisting of Holdings and its Subsidiaries, including incurrence of Indebtedness, making of Investments, issuance (and repurchases) of Equity Interests and activities related thereto, guaranteeing obligations of subsidiaries, and entry into commercial agreements on behalf of or for the benefit of its Subsidiaries in respect of the purchase or sale of capital assets or other products or services, and other agreements entered into by Holdings in respect of any acquisition of assets by, or disposition of assets of, any Subsidiary.
7.05    Transactions with Affiliates. Enter into any material transaction (or series of related transactions that are material in the aggregate) with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:
(i)    transactions between or among Holdings, the Company and any of its Subsidiaries or between and among any Subsidiaries;
(ii)    Investments made in any joint venture that is an Affiliate solely because of any Subsidiary’s interest in such joint venture;

(iii)    transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;
(iv)    declaring or paying any dividends and distributions on any shares of Holdings’ Equity Interests;
(v)    transactions pursuant to any Permitted Receivables Financings;
(vi)    paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of Holdings or any Subsidiary; or
(vii)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, pension plans, stock options and stock ownership plans approved by the Board of Directors of Holdings.
7.06    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose that violates, Regulation T, U or X of the FRB.
7.07    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. At any time that the Company does not have an Investment Grade Rating, permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings to be less than 3.00:1.00.
(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of Holdings to be greater than 3.50:1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Holdings or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to Holdings or any Borrower), 6.11 or 6.13 or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) written notice thereof from the Administrative Agent to the Company or (y) a Responsible Officer first having knowledge thereof; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) Holdings, the Company or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness in a principal amount in excess of the Threshold Amount and such default shall continue beyond any applicable grace period; or (ii) Holdings, the Company or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, unless, in each case, waived by such holder or holders, or (iii) any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness exceeds the Threshold Amount (not including under clause (iii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets); or
(f)    Insolvency Proceedings, Etc. Holdings, the Company or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts. Holdings, the Company or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(h)    Judgments. There is entered against Holdings, the Company or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) any such judgment or order shall not be stayed, discharged, paid, bonded or vacated within 30 days; or

(i)    ERISA. An ERISA Event occurs that, alone or in conjunction with any other ERISA Event that has occurred, would be reasonably expected to have a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto).
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.17; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTILCE IX.
ADMINSTRATIVE AGENT
9.01    Appointment of Authority.
Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other

Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the written consent of the Company (not to be unreasonably withheld or delayed) if no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint, with the written consent of the Company (not to be unreasonably withheld or delayed) if no Event of Default has occurred and is continuing, a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the written consent of the Company (not to be unreasonably withheld or delayed) if no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 10.04(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer or Swing Line Lender, as applicable, (b) such retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
9.10    Guaranty Matters. The Lenders, the Swing Line Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty (a) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (b) if such Subsidiary ceases to, or substantially contemporaneously with the release of its Subsidiary Guaranty hereunder will cease to, or at such time does not, Guarantee any Existing Notes or other Material Indebtedness of Holdings or the Company. The Administrative Agent shall effect any such release permitted by the immediately preceding sentence at the Company’s request (and shall, at the Company’s expense execute and deliver such documentations as the Company may reasonably request to effect, evidence or acknowledge such release); provided that the Company shall deliver an certificate of a Responsible Officer to the Administrative Agent, representing and warranting that (i) no Default has occurred and is continuing or would result from such release and (ii) the Person to be released is not required to be a Guarantor pursuant to the terms of the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(b)    waive any condition set forth in Section 4.01 without the written consent of each Lender;
(c)    without limiting clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Facility without the written consent of the Required Revolving Lenders;
(d)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(e)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(f)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (d) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(g)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(h)    amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Lender;
(i)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
(j)    release the Company from the Company Guaranty or all or substantially all of the value of the Parent Guaranty and Subsidiary Guaranty, taken together, without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of Swing Line Lenders under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) this Agreement may be amended with only the written consent of the Administrative Agent and the Company solely to effect technical or jurisdiction-specific amendments relating to (A) the availability of Eurocurrency Rate Loans in an additional currency approved by the Administrative Agent and the Lenders in accordance with Section 1.06 or (B) the designation of a Foreign Subsidiary as a Designated Borrower approved in accordance with Section 2.14. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Swing Line Lender, any L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, any L/C Issuer and any Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, any L/C Issuer and any Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lead Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and out-of-pocket disbursements of one counsel for the Administrative Agent and the Lead Arrangers, taken as a whole and one local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses

(including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity (in the case of any of the foregoing clauses (i) through (iv)) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an L/C Issuer, a Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an L/C Issuer or a Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), L/C Issuer or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) and Section 3.01 shall survive the resignation of the Administrative Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) so long as any Borrower is a Dutch Borrower, each such assignee constitutes a Professional Lender and any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Facility) and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of a Lender; and
(C)    the consent of each L/C Issuer and the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, any Swing Line Lender or any L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    [Reserved].
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, such Lender may, (i) upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as a Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If a Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If a Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of

Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Lender to effectively assume the obligations of such Lender with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or a Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. WITHOUT LIMITING THE EFFECT OF SECTION 2.14(D), EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OBLIGOR AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Judgment Currency.    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.20    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of Page Intentionally Empty]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CELANESE CORPORATION,
as Holdings

By:	/s/ Christopher W. Jensen
Name:	Christopher W. Jensen
Title:	Senior Vice President, Finance and Chief
Financial Officer

CELANESE US HOLDINGS LLC,
as the Company and a Borrower

By:	/s/ Christopher W. Jensen
Name:	Christopher W. Jensen
Title:	President

CELANESE AMERICAS LLC,
as a Designated Borrower

By:	/s/ Jamie A. Beggs
Name:	Jamie A. Beggs
Title:	Vice President and Treasurer

CELANESE EUROPE B.V.,
as a Designated Borrower

By:	/s/ Marcel van Amerongen
Name:	Marcel van Amerongen
Title:	Director

CELANESE EUROPE B.V.,
as a Designated Borrower

By:	/s/ Amy Hebert
Name:	Amy Hebert
Title:	VP Europe

CELANESE HOLDINGS LUXEMBOURG S.A R.L.,
as a Designated Borrower

By:	/s/ John Sutherland
Name:	John Sutherland
Title:	Category A Manager

[Signature Page to Celanese Credit Agreement]

ELWOOD C.V.,
as a Designated Borrower

By: Celanese Luxembourg S.a r.l.,
its general partner

By: Celanese Luxembourg S.a r.l., U.S. Branch,
its authorized Representative

By:	/s/ Annette Zermeno Gothard
Name:	Annette Zermeno Gothard
Title:	Branch Manager

[Signature Page to Celanese Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Darleen R. DiGrazia
Name:	Darleen R. DiGrazia
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and a Swing Line
Lender

By:	/s/ Lindsay Kim
Name:	Lindsay Kim
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

BANK OF AMERICA MERRILL LYNCH
INTERNATIONAL LIMITED,
as Designated Euro Lending Affiliate

By:	/s/ Fiona Malitsky
Name:	Fiona Malitsky
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

DEUTSCHE BANK AG NEW YORK
BRANCH
as a Lender, an L/C Issuer and a Swing
Line Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

CITIBANK N.A.
as a Lender, an L/C Issuer and a Swing
Line Lender

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

CITIBANK N.A., LONDON BRANCH,
as Designated Euro Lending Affiliate

By:	/s/ Joseph Clark
Name:	Joseph Clark
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

JPMORGAN CHASE BANK N.A.
as Lender, an L/C Issuer and a Swing
Line LEnder

By:	/s/ Juan Javillana
Name:	Juan Javillana
Title:	Executive Director

[Signature Page to Celanese Credit Agreement]

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

HSBC BANK USA, NATIONAL
ASSOCIATION

By:	/s/ Richard Dalton
Name:	Richard Dalton
Title:	Director

[Signature Page to Celanese Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI
UFJ, LTD.

By:	/s/ Mark S. Campbell
Name:	Mark S. Campbell
Title:	Authorized Signatory

[Signature Page to Celanese Credit Agreement]

SUMITOMO MITSUI BANKING
CORPORATION

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page to Celanese Credit Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Celanese Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

PNC BANK, NATIONAL
ASSOCIATION

By:	/s/ Christopher Keenan
Name:	Christopher Keenan
Title:	Assistant Vice President

[Signature Page to Celanese Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kara Van Duzee
Name:	Kara Van Duzee
Title:	Vice President

[Signature Page to Celanese Credit Agreement]

COMMERZBANK AG, NEW YORK
BRANCH

By:	/s/ Barbara Stacks
Name:	Barbara Stacks
Title:	Director

By:	/s/ Justin Hull
Name:	Justin Hull
Title:	Associate

[Signature Page to Celanese Credit Agreement]

SCHEDULE 2.01
COMMITMENTS; LETTER OF CREDIT COMMITMENTS; SWING LINE COMMITMENTS
[On file with Administrative Agent]

SCHEDULE 5.13
SUBSIDIARY GUARANTORS

Subsidiary Guarantor	State of Formation
Celanese Americas LLC	Delaware
Celanese Acetate LLC	Delaware
Celanese Chemicals, Inc.	Delaware
CNA Holdings LLC	Delaware
Celanese International Corporation	Delaware
Celtran, Inc.	Delaware
KEP Americas Engineering Plastics, LLC	Delaware
Ticona Fortron Inc.	Delaware
Ticona Polymers, Inc.	Delaware
Ticona LLC	Delaware
Celanese Global Relocation LLC	Delaware
Celanese Ltd.	Texas
Celanese Sales U.S. Ltd.	Texas

SCHEDULE 7.01
LIENS

1.
Liens in favor of Deutsche Bank AG, New York Branch, as collateral agent, under that certain Amended and Restated Credit Agreement, dated September 29, 2010 (as amended on January 23, 2013, August 14, 2013, September 16, 2013 and September 24, 2014) (the “Existing Credit Agreement”), by and among Celanese Corporation, Celanese US Holdings LLC, the subsidiaries of Celanese US Holdings LLC from time to time party thereto as borrowers and guarantors, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent, Bank of America, N.A., as syndication agent, Citi Bank, N.A., HSBC Securities (USA) Inc., JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland PLC as co-documentation agents, and the other lenders party thereto (the “Lenders”), not released as of record as of the date hereof, which are to be released as of record. All outstanding indebtedness under the Existing Credit Agreement is being repaid in full on the date hereof.

SCHEDULE 7.02
None.

SCHEDULE 10.02

•	If to Administrative Agent or Bank of America as Swing Line Lender or an L/C Issuer:
Administrative Agent & Swingline Lender Office:
(For financial/loan activity - advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Angie Hidalgo
Bank of America
Mail Code: TX1-492-14-11
901 Main Street
Dallas, TX 75202-3714
TELEPHONE: 972-338-3768
FAX: 214-416-0555
EMAIL: angie.hidalgo@baml.com

Remittance Instructions:
BANK OF AMERICA, NA
NEW YORK, NY
ABA #: 026009593
ACCT #: 1292000883
NAME: Corporate Credit Services
REF: Celanese US Holdings LLC

LC Issuer’s Office:
(For fee payments due L/C Issuer only and new Letter of Credit requests and amendments):

Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way Scranton, PA 18507
FAX: 800-755-8743
EMAIL: scranton_standby_LC@bankofamerica.com

Remittance Instructions:
Bank of America, N.A. Charlotte, NC
ABA #: 026-009-593 New York, NY
ACCT #: 04535-883980
NAME: Scranton Standby
REF: Celanese US Holdings LLC & LC #

Other Notices as Administrative Agent:
(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc.)

Bank of America - Gateway Village
Mail Code: NC1-026-06-03

900 West Trade Street
Charlotte NC 28255-0001
Attention: Darleen R DiGrazia
PHONE: 980-388-5001
FAX: 704-409-0645
EMAIL: Darleen.r.digrazia@baml.com
Designated Euro Lending Affiliate
(For fee payments, notices and other items to be delivered to Bank of America’s Designated European Lending Affiliate pursuant to the terms of the Credit Agreement, or as requested in a writing from Bank of America to the Company)

Bank of America Merrill Lynch International Limited:
Adi Khambata/Kevin Gubb Loan Services
26 Elmfield Road
Bromley, BR1 1QA
United Kingdom
TELEPHONE:    +44 208 695 3389
FAX:        +44 208 313 2140
EMAIL:     emealoanservicebromley@bankofamerica.com
Remittance Instructions:
Bank of America NA, London Branch
SWIFT BOFAGB22
Bank of America Merrill Lynch International Limited (“BAMLI”)
SWIFT BOFAGB2U
ACCOUNT NUMBER: 10985292
IBAN: GB07 BOFA 1650 5010 9852 92
REF: CELANESE CORP

•	If to Citibank, N.A. as an L/C Issuer or Swing Line Lender:
United States Contacts
(For operational and other general matters)

Citibank, N.A.
Attn: Praveen Parasuraman
1615 Brett Road Building III
New Castle, DE
TELEPHONE:    (201) 472-4414
FAX:        (646) 274-5000
EMAIL:     GLOriginationOps@citi.com
and with copies to:

Citibank, N.A.
Attn: Vinoliya Basker
1615 Brett Road Building III
New Castle, DE

TELEPHONE:    (201) 472-4414
FAX:        (646) 274-5000
EMAIL:     GLOriginationOps@citi.com
Citibank, N.A.
Attn: John Tucker
388 Greenwich Street, 19th Floor
New York, NY 10013
TELEPHONE:    (212) 816-9262
FAX:        (646) 274-5186
EMAIL:     John.d.tucker@citi.com
Remittance Instructions:

USD:	CITIBANK NA
ABA #: 021000089
Citi: New York, NY
ACCT #: 4078-4524
NAME: SSB
REF: Celanese
GBP:	CITIBANK LONDON
SORT CODE: 18-50-08
SWIFT: CITIGB2L
IBAN #: GB67CITI18500811869965
ACCT NAME: Global Loans - CBNA Originations GBP
ACCOUNT: 11869965
EUR:	CITIBANK LONDON
SWIFT: CITIGB2L
IBAN #: GB42CITI18500811869930
ACCT NAME: Global Loans - CBNA Originations EUR
Account # 11869930

Designated Euro Lending Affiliate
(For fee payments, notices and other items to be delivered to Citibank, N.A.’s Designated European Lending Affiliate pursuant to the terms of the Credit Agreement, or as requested in a writing from Citibank, N.A. to the Company)

Citibank, N.A., London Branch:
FAX: 0044 207 655 2380
EMAIL: londonloans@citi.com

Remittance Instructions:
CITIBANK NA, LONDON
SWIFT CITIGB2L
ACCOUNT NUMBER 780839
IBAN: GB61 CITI 1850 0800 7808 39
ATTN: UK LOANS DEPT
REF: CELANESE CORP

•	If to Deutsche Bank AG New York Branch, as an L/C Issuer or a Swing Line Lender
Lending Office and Loan Administration Office:
(Borrowings, Paydowns, Interest, Fees, etc.)

Deutsche Bank AG New York Branch
Attn: Karthik Krishnan
5022 Gate Parkway Suite 100
Jacksonville, FL 32256
TELEPHONE: (904) 520 5449
FAX: (866)240-3622
EMAIL: loan.admin-NY@db.com

with copy to:

Deutsche Bank
Attn: Brian Ballinger
60 Wall Street
New York, NY 10005
TELEPHONE: 212-250-2128
EMAIL: brian.ballinger@db.com
and with copy to:

Deutsche Bank
Attn: Meghan Montana
60 Wall Street
New York, NY 10005
TELEPHONE: 212-250-0145
EMAIL: meghan.montana@db.com

Remittance Instructions:

USD:	Deutsche Bank Trust Company Americas
Routing Transit/ABA Number: 021001033
Swift Code: BKTRUS33
Account Name: NY Branch, Commercial Loan Division
Account Number: 60200119
Ref: Celanese US Holdings LLC
Attn: Non Agency
GBP:	Deutsche Bank AG London
Sort code 40-50-81
Swift DEUTGB2L
Account Name: NY Branch, Commercial Loan Division
Account Number: 04000690000GBP000LDN
Ref: Celanese US Holdings LLC
Attn: Non Agency
EUR:	Deutsche Bank AG Frankfurt
Swift Code DEUTDEFF
IBAN #DE67500700100958409510
Account Name: NY Branch, Commercial Loan Division

Account Number: 100958409510
Ref: Celanese US Holdings LLC

Attn: Non Agency
CAD:	Royal Bank of Canada Toronto
Swift Code: ROYCCAT2
A/C: Deutsche Bank AG New York Branch
A/C number: 095912235745
Ref: Celanese US Holdings LLC
Attn: Non Agency

•	If to JPMorgan Chase Bank, N.A., as an L/C Issuer or a Swing Line Lender
JPMorgan Chase Bank, N.A.
Attn: Peter Predun
Executive Director
383 Madison Avenue, Floor 24
New York, NY 10179
TELEPHONE:    212-270-7005
FAX:    212-270-5100
EMAIL:     Peter.predun@jpmorgan.com

with copy to:

JPMorgan Chase Bank, N.A.
Attn: Katie Hurley
Associate
383 Madison Avenue, Floor 24
New York, NY 10179
TELEPHONE:    212-270-7919
FAX:    Katherine.l.hurley@jpmorgan.com

and with copy to:

JPMorgan Chase Bank, N.A.
Attn: Minu Amrolu
JPM-Bangalore Loan Operations
Prestige Tech Park, Floor 4
Sarjapur Outer Ring Rd, Vathur Hobli
Bangalore, India 560 087
TELEPHONE:    +91-80-67905156
EMAIL:     European.loan.operations@jpmorgan.com
Minu.amrolu@jpmchase.com

and with copy to:

JPMorgan Chase Bank, N.A.
Attn: Philip Arun
JPM-Bangalore Loan Operations
Prestige Tech Park, Floor 4
Sarjapur Outer Ring Rd, Vathur Hobli
Bangalore, India 560 087
TELEPHONE:    (+91-80) 67905157
EMAIL:     Philip.x.arun@jpmorgan.com

Remittance Instructions:

Currency:	USD
Bank Name:	JPMorgan Chase Bank, N.A.
ABA/Routing No.:	021000021
Account Name:	LS2 Incoming Account
Account No.:	9008113381H3966
Attention:	NA CPG
Reference:	Celanese

Currency:	EUR
Bank Name:	J.P.Morgan AG, Frankfurt
Swift/Routing No.:	CHASDEFX
Account Name:	JPMorgan Chase Bank N.A., London
Account No.:	DE66501108006231400604
Swift:	CHASGB2L
Reference:	ELODELNS Celanese

Currency:	CAD
Bank Name:	Royal Bank of Canada
Swift/Routing No.:	ROYCCAT2
Account No.:	095912194132CHASEMAN
Account Name:	JPMorgan Chase Bank N.A., London
Swift:	CHASGB2L
Reference:	ELODELNS Celanese

•	If to any Loan Party:

Celanese US Holdings LLC
222 W. Las Colinas Blvd., Suite 900N
Irving, Texas 75039
Attention: Jamie A. Beggs, Vice President and Treasurer
TELEPHONE: (972) 443-8234
FAX: (972) 443-8405
EMAIL: jamie.beggs@celanese.com

With a copy to:

Celanese US Holdings LLC

222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039
Attn: James R. Peacock III, Secretary
TELEPHONE.: (972) 443-4704
FAX: (214) 258-9085
EMAIL: james.peacock@celanese.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

A Borrowing of Loans	A conversion or continuation of Loans
1.    On [________________________] (a Business Day).
2.    In the amount of [________________________].
3.    Comprised of [Revolving] [Term] Loans
4.    In the following currency: [________________________]
5.    For Eurocurrency Rate Loans: with an Interest Period of [_________] months.
6.    On behalf of [Insert Name of Borrower]

1.	To be disbursed in compliance with the Agreement as follows [_________]
The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement
[Remainder Intentionally Empty]

A-1

CELANESE US HOLDINGS LLC,
as the Company

By:
Name:
Title:

[DESIGNATED BORROWER
as Borrower][1]

By:
Name:
Title:

[1] Include if request is for account of Designated Borrower.

A-2

EXHIBIT B

FORM OF swing line loan NOTICE
Date: ___________, _____

To:	[___________], as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
The undersigned hereby requests a Swing Line Loan (on behalf of the Designated Borrower referred to below, if applicable):
1.    On [________________________] (a Business Day).
2.    In the amount of $[________________________].
3.    In the following currency: [________________________] (Dollars or Euros).
4.    On behalf of [Insert Name of Borrower].

5.	In the case of Swing Line Loans denominated in Euros, having a maturity date of [_______] (not more than 10 Business Days from incurrence).
6.    To be disbursed in accordance with the Agreement as follows: [_______].
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement
[Remainder Intentionally Empty]

B-1

CELANESE US HOLDINGS LLC,
as the Company

By:
Name:
Title:

[DESIGNATED BORROWER
as Borrower][2]

By:
Name:
Title:

[2] Include if request is for account of Designated Borrower.

B-2

EXHIBIT C-1

FORM OF TERM NOTE

$[_____________]	[ Date ]
FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [_____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the Account of the Lender in the currency in which such Term Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefit of the Parent Guaranty, Company Guaranty and Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount, currency and maturity of its Term Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CELANESE US HOLDINGS LLC

By:
Name:
Title:

C-1-2

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

$[_____________]	[ Date ]
FOR VALUE RECEIVED, each of undersigned (collectively the “Borrowers”) hereby promise to pay to [_____________________] or registered assigns (the “Revolving Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each of the Revolving Loans and Swing Line Loans from time to time made by the Revolving Lender to the Borrower under that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
Each Borrower promises to pay interest on the unpaid amount of each Revolving Loan and Swing Line Loan made to it from the date such Loans are made until such principal amount if paid in full, at such interest rates and such times set forth in the Agreement.
Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Revolving Lender in the currency in which such Committed Loan is denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Parent Guaranty, Company Guaranty and Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans and Swing Line Loans made by the Revolving Lender shall be evidenced by one or more loan accounts or records maintained by the Revolving Lender in the ordinary course of business. The Revolving Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and Swing Line Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

C-2-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CELANESE US HOLDINGS LLC

By:
Name:
Title:

CELANESE AMERICAS LLC

By:
Name:
Title:

CELANESE EUROPE B.V.

By:
Name:
Title:

CELANESE HOLDINGS LUXEMBOURG S.A R.L.

By:
Name:
Title:

ELWOOD C.V.

By:
Name:
Title:

C-2-2

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________,

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation (“Holdings”), Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [chief executive officer, chief financial officer, treasurer or controller] of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of Holdings, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Holdings has delivered (or has been deemed to have delivered in accordance with the penultimate paragraph of Section 6.02 of the Agreement) the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Holdings has delivered (or has been deemed to have delivered in accordance with the penultimate paragraph of Section 6.02 of the Agreement) the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of Holdings and its consolidated subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    A review of the activities of Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each of Holdings and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and
[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of     Holdings and its Subsidiaries performed and observed each covenant and condition of the     Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and a list of each such Default and its nature and status is set forth in Annex A together with proposed responses thereto.]
3.    Attached hereto as Exhibit I is a true and correct calculation of the Consolidated Interest Coverage Ratio (if the Consolidated Interest Coverage Ratio is required to be tested pursuant to Section 7.07 of the Agreement for the fiscal period covered by this Compliance Certificate) and the Consolidated Leverage Ratio (and, in each case, the component parts thereof), in reasonable detail, for the fiscal period ended on the last date covered by the financial statements set forth in paragraph 1. The calculations set forth on Exhibit I demonstrate, in reasonable detail, the exclusion from such calculations of each subsidiary of Holdings that (x) is consolidated with Holdings and its Subsidiaries in the financial statements described in paragraph 1, but (y) is not a Subsidiary of Holdings.
4.    Attached hereto as Exhibit II is any additional information required to be disclosed pursuant to Section 6.02(a)(2) of the Agreement, including with respect to sales in any particular country or territory that is the subject of (I) U.S. sanctions administered by OFAC or (II) any applicable sanctions administered by the European Union or any member country thereof.  The information set forth in Exhibit II is true, correct and complete as of the date hereof.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

CELANESE CORPORATION,

By:
Name:
Title:

Annex A to Compliance Certificate
Defaults and Responses

Exhibit I to Compliance Certificate
Financial Calculations

Exhibit II to Compliance Certificate
OFAC and Sanctions Matters

EXHIBIT E-1
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, any Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[3]For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4] For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5] Select as appropriate.
[6]Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

1.    Assignor[s]:    ______________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate]

3.    Borrower(s):    ______________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.

6.    Assigned Interest[s]:

E-1-2

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment /Loans for all Lenders in Facility[10]	Amount of Commit-ment/Loans Assigned in Facility	Percentage Assigned of Commitment/ Loans in Facility[11]	CUSIP Number

		___________	$_____________	$_________	__________%
		___________	$_____________	$_________	__________%
		___________	$_____________	$_________	__________%

[7.    Trade Date:    __________________]12
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]List each Assignor, as appropriate.
[8]List each Assignee and, if available, its market entity identifier, as appropriate.
[9]Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loans”, etc.).
[10]Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]Set forth, to at least 9 decimals, as a percentage of the applicable Facility of all Lenders thereunder.
12To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][14]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[13]Add additional signature blocks as needed. Include both Fund and manager making the trade (if applicable).
[14]Add additional signature blocks as needed. Include both Fund and manager making the trade (if applicable).

E-1-4

[Consented to and]15 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

15To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

E-1-5

[Consented to:]16

[___________________________]

By:
Name:
Title:

16To be added only if the consent of the Company and/or other parties (e.g. each Swing Line Lender, each L/C Issuer) is required by the terms of the Credit Agreement. Add additional consent pages as needed.

E-1-6

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Reference is made to that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Credit Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, [and the Audited Financial Statements]17 and such other documents and information as it deems appropriate to make its own credit

[17]Include if audited financial statements have not yet been delivered pursuant to Section 6.01(a).

E-1-7

analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-8

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with Administrative Agent]

E-2-1

EXHIBIT F

FORM OF COMPANY GUARANTY
[See Attached]

F-1

COMPANY GUARANTY

This COMPANY GUARANTY (this “Guaranty”), dated as of July 15, 2016, is made and entered into by Celanese US Holdings LLC, a limited liability company organized under the laws of Delaware (the “Company”), in favor of Bank of America, N.A., as Administrative Agent (for the benefit of the Guarantee Beneficiaries), in connection with the Credit Agreement.

WHEREAS, the Company is party to that certain Credit Agreement (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined in this Guaranty being used herein with the definitions provided therefor in the Credit Agreement), dated as of the date hereof, by and among Celanese Corporation (“Holdings”), the Company, Celanese Americas LLC (“CALLC”), Celanese Europe B.V. (“CBV”), Celanese Holdings Luxembourg S.à.r.l. (“CHL”), Elwood C.V. (“Elwood”), the other Designated Borrowers from time to time party thereto (such Designated Borrowers, with the Company, CALLC, CBV, CHL and Elwood, the “Borrowers”), the L/C Issuers from time to time party thereto, the Swing Line Lenders from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent; and

WHEREAS, pursuant the terms of the Credit Agreement, the Company is required to executed and deliver this Guaranty;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the credit and financial accommodation heretofore and hereafter from time to time made or granted to various of Holdings’ Subsidiaries pursuant to the Credit Agreement and the other Loan Documents, the Company as a guarantor (in such capacity, the “Guarantor”), hereby furnishes its guaranty as follows:

1.Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender, each Swing Line Lender, each L/C Issuer and each other Person from time to time holding or owed payment with respect to the Guaranteed Obligations (collectively, the “Guarantee Beneficiaries”) the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations and the punctual performance of all of the terms contained in the Loan Documents. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations which may be payable by the Borrowers to the Guarantee Beneficiaries under the Credit Agreement and any other Loan Document (and, in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guarantee Beneficiary in connection with the collection or enforcement thereof (in each case, to the extent required to be paid under the Credit Agreement)). Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Law, and shall include interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws. Without limiting the generality of the foregoing unconditional guarantee, for the avoidance of doubt, this Guaranty shall in no manner be released, discharged or otherwise affected or limited by (a) any waiver, modification or amendment of, or supplement to, any documentation governing the Guarantee Obligations, including the Credit Agreement and the other Loan Documents, (b) any change in the corporate existence, structure or ownership of (x) any Borrower or any guarantor of the Guaranteed

1

Obligations or (y) any Guarantee Beneficiary, (c) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Borrower, any Guarantee Beneficiary or any other entity, whether in connection with the Loan Documents or with unrelated transactions; provided, that this clause (c) shall not prevent the assertion of such claim by separate suit or in a compulsory counterclaim, (d) any invalidity or unenforceability relating to or against any Borrower for any reason relating to the Loan Documents or any other provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other guarantor of any Guaranteed Obligations or (e) any other act or omission to act or delay of any kind by any Borrower, any Guarantee Beneficiary or any other person.

2.No Setoff or Deductions; Taxes; Payments. The Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights to receive payments under and with respect to this Guaranty without setoff or counterclaim and, except as provided by applicable law (in which case adjustment, if any, shall be made as set forth in Section 3.01 of the Credit Agreement), without deduction for taxes, levies, duties, charges, compulsory loans, fees, imposts, restrictions or withholdings, in each case, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 2.12 and Section 3.01 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis. Payments hereunder shall be made to the Administrative Agent for the benefit of the Guarantee Beneficiaries, payable according to the terms of the Credit Agreement. The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting the Guarantor, any Borrower or any other guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Guarantor’s or any Borrower’s or other guarantor’s property, or by economic, political, regulatory or other events in the countries where the Guarantor, any other guarantor or any Borrower is located.
3.Rights of Guarantee Beneficiaries. The Guarantor consents and agrees that each Guarantee Beneficiary may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as any Guarantee Beneficiary in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of or obligors in respect of any of the Guaranteed Obligations. The Guarantor hereby consents and agrees that (i) additional Borrowers may become party to the Credit Agreement after the date hereof, and this Guaranty shall remain in full force in effect (including with respect to Guaranteed Obligations incurred by such additional Borrowers), notwithstanding such addition and (ii) other guarantors may guarantee the Guaranteed Obligations, or any subset thereof, from time to time, and this Guaranty shall remain in full force and effect, notwithstanding any addition or release of such guarantors in any manner whatsoever. Without limiting the generality of the provisions set forth in this paragraph, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.
4.Certain Waivers. The Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guarantee Beneficiary) of the liability of any Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower (or all Borrowers); (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Administrative Agent to proceed

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against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent’s or any other Guarantee Beneficiary’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Guarantee Beneficiary; (f) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty; (g) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation and (h) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and paid in full in cash.
The Guarantor expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
5.Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower, any other guarantor of the Guaranteed Obligations or any other person or entity is joined as a party.
6.Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and all commitments of the Lenders pursuant to the Loan Documents are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guarantee Beneficiaries and shall forthwith be paid to the Administrative Agent for the benefit of the Guarantee Beneficiaries to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
7.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders pursuant to the Loan Documents are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers, the Guarantor or any other guarantor is made, or a Guarantee Beneficiary exercises a right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

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8.Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of each Borrower owing to the Guarantor as subrogee of a Guarantee Beneficiary in respect of any performance by the Guarantor under this Guaranty, or otherwise resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of any Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.
9.Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by a Guarantee Beneficiary.
10.Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement, or protection of the Guarantee Beneficiaries’ rights, under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Beneficiaries in any proceeding pursuant to or in connection with any Debtor Relief Laws, in each case in accordance with the terms of the Credit Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Administrative Agent or any other Guarantee Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder or otherwise shall operate as a waiver of any right, remedy or power hereunder; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Administrative Agent on behalf of the Guarantee Beneficiaries, and supersedes all prior agreements and understandings relating to the subject matter hereof. The Guarantor agrees to execute and deliver such documents and take such actions as may be requested by the Administrative Agent to effect the purposes of this Guaranty. This Guaranty may be executed in counterparts, and each such counterpart shall form part of one and the same instrument. This Guaranty may be executed and delivered by electronic means (including “PDF”), and such execution and delivery shall be deemed effective as a manually executed counterpart hereof.
12.Condition of Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor (including Borrowers and guarantors added after the date hereof) such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as the Guarantor requires, and that the Administrative Agent and other Guarantee Beneficiaries have no duty, and the Guarantor is not relying on the Administrative Agent or any Guarantee Beneficiary at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other

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guarantor (the Guarantor waiving any duty on the part of the Administrative Agent and Guarantee Beneficiaries to disclose such information and any defense relating to the failure to provide the same).
13.Setoff. The Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights of setoff with respect to the Guarantor, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 10.08 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis.
14.GOVERNING LAW; Assignment; Jurisdiction; Notices. This Guaranty shall be governed by, and construed in accordance with, the internal laws of the State of NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and its successors and assigns and the Administrative Agent and each Guarantee Beneficiary may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. The Guarantor hereby irrevocably (i) submits to the jurisdiction of any state court sitting in the State of New York, County of New York and the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) in any action or proceeding arising out of or relating to this Guaranty, (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith and (iii) agrees it will not bring action in any action, litigation or proceeding of any kind or description against the Administrative Agent or any Guarantee Beneficiary or any Affiliate thereof relating hereto or to any other Loan Document in any court, tribunal or similar, except those referenced in the foregoing clause (i). Service of process by the Administrative Agent in connection with any such action or proceeding shall be binding on the Guarantor if delivered in accordance with delivery of notices as set forth in Section 10.02 of the Credit Agreement. The Guarantor agrees that the Administrative Agent and each Guarantee Beneficiary may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in its possession concerning the Guarantor, this Guaranty and any security for this Guaranty, except as may be expressly limited by the Credit Agreement. All notices and other communications to the Guarantor under this Guaranty shall be in writing and delivered pursuant to Section 10.02 of the Credit Agreement.
15.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY, THE GUARANTEED OBLIGATIONS OR ANY LOAN DOCUMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
16.Foreign Currency. If the Administrative Agent so notifies the Guarantor in writing, at the Administrative Agent’s sole and absolute discretion, payments under this Guaranty shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the

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equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated as set forth in Section 10.20 of the Credit Agreement. The Guarantor shall indemnify the Administrative Agent and the Guarantee Beneficiaries and hold the Administrative Agent and Guarantee Beneficiaries harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.
17.Direct Obligations. Notwithstanding anything to the contrary herein and for the avoidance of doubt, this Guaranty is in addition to the Guarantor’s direct obligations with respect to the Guaranteed Obligations (including any direct obligations as a Borrower under the Loan Documents), and this Guaranty shall in no event operate to limit or reduce such direct obligations.
[Remainder Intentionally Empty]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the date first above written.

CELANESE US HOLDINGS LLC,
as Guarantor

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Company Guaranty]

EXHIBIT G-1
FORM OF PARENT GUARANTY

[See Attached]

G-1-1

PARENT GUARANTY

This PARENT GUARANTY (this “Guaranty”), dated as of July 15, 2016, is made and entered into by Celanese Corporation, a corporation incorporated under the laws of Delaware (“Holdings”), in favor of Bank of America, N.A., as Administrative Agent (for the benefit of the Guarantee Beneficiaries), in connection with the Credit Agreement.

WHEREAS, Holdings is party to that certain Credit Agreement (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined in this Guaranty being used herein with the definitions provided therefor in the Credit Agreement), dated as of the date hereof, by and among Holdings, Celanese US Holdings LLC (the “Company”), Celanese Americas LLC (“CALLC”), Celanese Europe B.V. (“CBV”), Celanese Holdings Luxembourg S.à.r.l. (“CHL”), Elwood C.V. (“Elwood”), the other Designated Borrowers from time to time party thereto (such Designated Borrowers, with the Company, CALLC, CBV, CHL and Elwood, the “Borrowers”), the L/C Issuers from time to time party thereto, the Swing Line Lenders from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent; and

WHEREAS, pursuant the terms of the Credit Agreement, Holdings is required to executed and deliver this Guaranty;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the credit and financial accommodation heretofore and hereafter from time to time made or granted to various of Holdings’ Subsidiaries pursuant to the Credit Agreement and the other Loan Documents, Holdings as a guarantor (in such capacity, the “Guarantor”), hereby furnishes its guaranty as follows:

1.Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender, each Swing Line Lender, each L/C Issuer and each other Person from time to time holding or owed payment with respect to the Guaranteed Obligations (collectively, the “Guarantee Beneficiaries”) the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations and the punctual performance of all of the terms contained in the Loan Documents. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations which may be payable by the Borrowers to the Guarantee Beneficiaries under the Credit Agreement and any other Loan Document (and, in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guarantee Beneficiary in connection with the collection or enforcement thereof (in each case, to the extent required to be paid under the Credit Agreement)). Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor, any Borrower or any other guarantor of the Guaranteed Obligations under any Debtor Relief Law, and shall include interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws. Without limiting the generality of the foregoing unconditional guarantee, for the avoidance of doubt, this Guaranty shall in no manner be released, discharged or otherwise affected or limited by (a) any waiver, modification or amendment of, or supplement to, any documentation governing the Guarantee Obligations, including the Credit Agreement and the other Loan Documents, (b) any change in the corporate existence, structure or ownership of (x) any Borrower or any guarantor of the Guaranteed

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Obligations or (y) any Guarantee Beneficiary, (c) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any Borrower, any Guarantee Beneficiary or any other entity, whether in connection with the Loan Documents or with unrelated transactions; provided, that this clause (c) shall not prevent the assertion of such claim by separate suit or in a compulsory counterclaim, (d) any invalidity or unenforceability relating to or against any Borrower for any reason relating to the Loan Documents or any other provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other guarantor of any Guaranteed Obligations or (e) any other act or omission to act or delay of any kind by any Borrower, any Guarantee Beneficiary or any other person.

2.No Setoff or Deductions; Taxes; Payments. The Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights to receive payments under and with respect to this Guaranty without setoff or counterclaim and, except as provided by applicable law (in which case adjustment, if any, shall be made as set forth in Section 3.01 of the Credit Agreement), without deduction for taxes, levies, duties, charges, compulsory loans, fees, imposts, restrictions or withholdings, in each case, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 2.12 and Section 3.01 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis. Payments hereunder shall be made to the Administrative Agent for the benefit of the Guarantee Beneficiaries, payable according to the terms of the Credit Agreement. The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting the Guarantor, any Borrower or any other guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Guarantor’s or any Borrower’s or other guarantor’s property, or by economic, political, regulatory or other events in the countries where the Guarantor, any other guarantor or any Borrower is located.

3.Rights of Guarantee Beneficiaries. The Guarantor consents and agrees that each Guarantee Beneficiary may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as any Guarantee Beneficiary in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of or obligors in respect of any of the Guaranteed Obligations. The Guarantor hereby consents and agrees that (i) additional Borrowers may become party to the Credit Agreement after the date hereof, and this Guaranty shall remain in full force in effect (including with respect to Guaranteed Obligations incurred by such additional Borrowers), notwithstanding such addition and (ii) other guarantors may guarantee the Guaranteed Obligations, or any subset thereof, from time to time, and this Guaranty shall remain in full force and effect, notwithstanding any addition or release of such guarantors in any manner whatsoever. Without limiting the generality of the provisions set forth in this paragraph, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.
4.Certain Waivers. The Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guarantee Beneficiary) of the liability of any Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of any Borrower (or all Borrowers); (c) the benefit of any statute of limitations

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affecting the Guarantor’s liability hereunder; (d) any right to require the Administrative Agent to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent’s or any other Guarantee Beneficiary’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Guarantee Beneficiary; (f) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty; (g) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation and (h) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and paid in full in cash.
The Guarantor expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
5.Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not any Borrower, any other guarantor of the Guaranteed Obligations or any other person or entity is joined as a party.
6.Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and all commitments of the Lenders pursuant to the Loan Documents are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guarantee Beneficiaries and shall forthwith be paid to the Administrative Agent for the benefit of the Guarantee Beneficiaries to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
7.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders pursuant to the Loan Documents are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers, the Guarantor or any other guarantor is made, or a Guarantee Beneficiary exercises a right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent is in possession of or has released

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this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.
8.Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of each Borrower owing to the Guarantor as subrogee of a Guarantee Beneficiary in respect of any performance by the Guarantor under this Guaranty, or otherwise resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of any Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.
9.Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by a Guarantee Beneficiary.
10.Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement, or protection of the Guarantee Beneficiaries’ rights, under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Beneficiaries in any proceeding pursuant to or in connection with any Debtor Relief Laws, in each case in accordance with the terms of the Credit Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor. No failure by the Administrative Agent or any other Guarantee Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder or otherwise shall operate as a waiver of any right, remedy or power hereunder; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Administrative Agent on behalf of the Guarantee Beneficiaries, and supersedes all prior agreements and understandings relating to the subject matter hereof. The Guarantor agrees to execute and deliver such documents and take such actions as may be requested by the Administrative Agent to effect the purposes of this Guaranty. This Guaranty may be executed in counterparts, and each such counterpart shall form part of one and the same instrument. This Guaranty may be executed and delivered by electronic means (including “PDF”), and such execution and delivery shall be deemed effective as a manually executed counterpart hereof.
12.Condition of Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor (including Borrowers and guarantors added after the date hereof) such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as the Guarantor requires, and that the Administrative Agent and other Guarantee Beneficiaries have no duty, and the Guarantor is not

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relying on the Administrative Agent or any Guarantee Beneficiary at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the Guarantor waiving any duty on the part of the Administrative Agent and Guarantee Beneficiaries to disclose such information and any defense relating to the failure to provide the same).
13.Setoff. The Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights of setoff with respect to the Guarantor, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 10.08 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis.
14.GOVERNING LAW; Assignment; Jurisdiction; Notices. This Guaranty shall be governed by, and construed in accordance with, the internal laws of the State of NEW YORK. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and its successors and assigns and the Administrative Agent and each Guarantee Beneficiary may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. The Guarantor hereby irrevocably (i) submits to the jurisdiction of any state court sitting in the State of New York, County of New York and the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) in any action or proceeding arising out of or relating to this Guaranty, (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith and (iii) agrees it will not bring action in any action, litigation or proceeding of any kind or description against the Administrative Agent or any Guarantee Beneficiary or any Affiliate thereof relating hereto or to any other Loan Document in any court, tribunal or similar, except those referenced in the foregoing clause (i). Service of process by the Administrative Agent in connection with any such action or proceeding shall be binding on the Guarantor if delivered in accordance with delivery of notices as set forth in Section 10.02 of the Credit Agreement. The Guarantor agrees that the Administrative Agent and each Guarantee Beneficiary may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in its possession concerning the Guarantor, this Guaranty and any security for this Guaranty, except as may be expressly limited by the Credit Agreement. All notices and other communications to the Guarantor under this Guaranty shall be in writing and delivered pursuant to Section 10.02 of the Credit Agreement.
15.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY, THE GUARANTEED OBLIGATIONS OR ANY LOAN DOCUMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
16.Foreign Currency. If the Administrative Agent so notifies the Guarantor in writing, at the Administrative Agent’s sole and absolute discretion, payments under this Guaranty shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the

5

“Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated as set forth in Section 10.20 of the Credit Agreement. The Guarantor shall indemnify the Administrative Agent and the Guarantee Beneficiaries and hold the Administrative Agent and Guarantee Beneficiaries harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.
[Remainder Intentionally Empty]

6

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the date first above written.

CELANESE CORPORATION,
as Guarantor

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Parent Guaranty]

EXHIBIT G-2

FORM OF SUBSIDIARY GUARANTY
[See Attached]

G-2-1

SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY (this “Guaranty”), dated as of July 15, 2016, is made and entered into by each Person from time to time party hereto as a guarantor, including such Persons becoming party hereto after the date hereof pursuant to a Guaranty Counterpart Agreement in accordance with paragraph 18 hereof (collectively, the “Guarantors” and each, individually, a “Guarantor”), in favor of Bank of America, N.A., as Administrative Agent (for the benefit of the Guarantee Beneficiaries), in connection with the Credit Agreement.

WHEREAS, certain Guarantors and/or their Affiliates are party to that certain Credit Agreement (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined in this Guaranty being used herein with the definitions provided therefor in the Credit Agreement), dated as of the date hereof, by and among Celanese Corporation (“Holdings”), Celanese US Holdings LLC (the “Company”), Celanese Americas LLC (“CALLC”), Celanese Europe B.V. (“CBV”), Celanese Holdings Luxembourg S.à.r.l. (“CHL”), Elwood C.V. (“Elwood”), the other Designated Borrowers from time to time party thereto (such Designated Borrowers, with the Company, CALLC, CBV, CHL and Elwood, the “Borrowers”), the L/C Issuers from time to time party thereto, the Swing Line Lenders from time to time party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent; and

WHEREAS, pursuant the terms of the Credit Agreement, each Guarantor is required or permitted to executed and deliver this Guaranty;

NOW THEREFORE, FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of the credit and financial accommodation heretofore and hereafter from time to time made or granted to various of Holdings’ Subsidiaries pursuant to the Credit Agreement and the other Loan Documents, each Guarantor, hereby furnishes its guaranty as follows:

1.Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender, each Swing Line Lender, each L/C Issuer and each other Person from time to time holding or owed payment with respect to the Guaranteed Obligations (collectively, the “Guarantee Beneficiaries”) the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations and the punctual performance of all of the terms contained in the Loan Documents. This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection. As used herein, the term “Guaranteed Obligations” means any and all existing and future Obligations which may be payable by the Borrowers to the Guarantee Beneficiaries under the Credit Agreement and any other Loan Document (and, in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guarantee Beneficiary in connection with the collection or enforcement thereof (in each case, to the extent required to be paid under the Credit Agreement)). Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor, any Borrower or any other guarantor under any Debtor Relief Law, and shall include interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws. Anything contained herein to the contrary notwithstanding, the obligations of any individual Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar

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federal or state law. Without limiting the generality of the foregoing unconditional guarantee, for the avoidance of doubt, this Guaranty shall in no manner be released, discharged or otherwise affected or limited by (a) any waiver, modification or amendment of, or supplement to, any documentation governing the Guarantee Obligations, including the Credit Agreement and the other Loan Documents, (b) any change in the corporate existence, structure or ownership of (x) any Borrower, any Guarantor or any other guarantor of the Guaranteed Obligations or (y) any Guarantee Beneficiary, (c) the existence of any claim, set-off or other rights which any Guarantor may have at any time against any Borrower, any Guarantee Beneficiary or any other entity, whether in connection with the Loan Documents or with unrelated transactions; provided, that this clause (c) shall not prevent the assertion of such claim by separate suit or in a compulsory counterclaim, (d) any invalidity or unenforceability relating to or against any Borrower for any reason relating to the Loan Documents or any other provision of applicable law or regulation purporting to prohibit the payment by any Borrower, any Guarantor or any other guarantor of any Guaranteed Obligations or (e) any other act or omission to act or delay of any kind by any Borrower, any Guarantee Beneficiary or any other person.
2.    No Setoff or Deductions; Taxes; Payments. Each Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights to receive payments under and with respect to this Guaranty without setoff or counterclaim and, except as provided by applicable law (in which case adjustment, if any, shall be made as set forth in Section 3.01 of the Credit Agreement), without deduction for taxes, levies, duties, charges, compulsory loans, fees, imposts, restrictions or withholdings, in each case, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 2.12 and Section 3.01 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis. Payments hereunder shall be made to the Administrative Agent for the benefit of the Guarantee Beneficiaries, payable according to the terms of the Credit Agreement. The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting any Guarantor, any Borrower or any other guarantor, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of any Guarantor’s or any Borrower’s or other guarantor’s property, or by economic, political, regulatory or other events in the countries where any Guarantor, any other guarantor of the Guaranteed Obligations or any Borrower is located.
3.    Rights of Guarantee Beneficiaries. Each Guarantor consents and agrees that any Guarantee Beneficiary may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as any Guarantee Beneficiary in its sole discretion may determine; and (d) release or substitute one or more of any endorsers of, other Guarantors of, other guarantors of or other obligors in respect of any of the Guaranteed Obligations. Each Guarantor hereby consents and agrees that (i) additional Borrowers may become party to the Credit Agreement after the date hereof, and this Guaranty shall remain in full force in effect (including with respect to Guaranteed Obligations incurred by such additional Borrowers), notwithstanding such addition and (ii) other guarantors or Guarantors may guarantee the Guaranteed Obligations, or any subset thereof, from time to time, and this Guaranty shall remain in full force and effect, notwithstanding any addition or release of such other guarantors or Guarantors in any manner whatsoever. Without limiting the generality of the provisions set forth in this paragraph, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

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4.Certain Waivers. Each Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of any Borrower, any other Guarantor or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guarantee Beneficiary) of the liability of any Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower (or all Borrowers); (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Administrative Agent to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent’s or any other Guarantee Beneficiary’s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by any Guarantee Beneficiary; (f) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of such Guarantor under this Guaranty; (g) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation and (h) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and paid in full in cash.
Each Guarantor expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of a Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
5.Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor and any other Guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not any Borrower, any other guarantor of the Guaranteed Obligations, any other Guarantor, or any other person or entity is joined as a party.
6.Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and all commitments of the Lenders pursuant to the Loan Documents are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guarantee Beneficiaries and shall forthwith be paid to the Administrative Agent for the benefit of the Guarantee Beneficiaries to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
7.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Lenders pursuant to the Loan Documents are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers, any Guarantor or any other guarantor is made, or a Guarantee Beneficiary

3

exercises a right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
8.Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of each Borrower owing to such Guarantor as subrogee of a Guarantee Beneficiary in respect of any performance by such Guarantor under this Guaranty or otherwise resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of any Borrower to a Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.
9.Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by any Guarantee Beneficiary.
10.Expenses. The Guarantors shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement, or protection of the Guarantee Beneficiaries’ rights, under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Beneficiaries in any proceeding pursuant to or in connection with any Debtor Relief Laws, in each case in accordance with the terms of the Credit Agreement. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
11.Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except (i) as expressly contemplated hereby or by the other Loan Documents or (ii) pursuant to a written instrument executed by the Administrative Agent and each affected Guarantor. No failure by the Administrative Agent or any other Guarantee Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder or otherwise shall operate as a waiver of any right, remedy or power hereunder; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. The unenforceability or invalidity of the Guaranty of any individual Guarantor or group of Guarantors shall not affect the enforceability or validity as relating to any other Guarantor. This Guaranty embodies the entire agreement and understanding between the Guarantors and the Administrative Agent on behalf of the Guarantee Beneficiaries, and supersedes all prior agreements and understanding relating to the subject matter hereof. Each Guarantor agrees to execute and deliver such documents and take such actions as may be requested by the Administrative Agent to effect the purposes of this Guaranty. This Guaranty may be executed in counterparts, and each such counterpart shall form part of one and the same instrument. This Guaranty

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may be executed and delivered by electronic means (including “PDF”), and such execution and delivery shall be deemed effective as a manually executed counterpart hereof.
12.Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantors and Guarantors (including Borrowers, guarantors and Guarantors added after the date hereof) such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor or Guarantor as such Guarantor requires, and that the Administrative Agent and other Guarantee Beneficiaries have no duty, and no Guarantor is relying on the Administrative Agent or any Guarantee Beneficiary at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor or Guarantor (each Guarantor waiving any duty on the part of the Administrative Agent and Guarantee Beneficiaries to disclose such information and any defense relating to the failure to provide the same).
13.Setoff. Each Guarantor acknowledges and agrees that the Administrative Agent and the other Guarantee Beneficiaries have rights of setoff with respect to each Guarantor, as more fully set forth in the Credit Agreement. In furtherance thereof, Section 10.08 of the Credit Agreement is hereby incorporated into this Guaranty, mutatis mutandis.
14.GOVERNING LAW; Assignment; Jurisdiction; Notices. This Guaranty shall be governed by, and construed in accordance with, the internal laws of the State of NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that a Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent (for the benefit of the Guarantee Beneficiaries) and its successors and assigns and the Administrative Agent and each Guarantee Beneficiary may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor hereby irrevocably (i) submits to the jurisdiction of any state court sitting in the State of New York, County of New York and the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) in any action or proceeding arising out of or relating to this Guaranty, (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith and (iii) agrees it will not bring action in any action, litigation or proceeding of any kind or description against the Administrative Agent or any Guarantee Beneficiary or any Affiliate thereof relating hereto or to any other Loan Document in any court, tribunal or similar, except those referenced in the foregoing clause (i). Service of process by the Administrative Agent in connection with any such action or proceeding shall be binding on A Guarantor if delivered TO THE COMPANY in accordance with delivery of notices as set forth in Section 10.02 of the Credit Agreement. Each Guarantor agrees that the Administrative Agent and each Guarantee Beneficiary may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in its possession concerning such Guarantor, this Guaranty and any security for this Guaranty, except as may be expressly limited by the Credit Agreement. All notices and other communications to a Guarantor under this Guaranty shall be in writing and delivered pursuant to Section 10.02 of the Credit Agreement. Each Guarantor hereby irrevocably appoints the Company as its agent for service of process.
15.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY,

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THE GUARANTEED OBLIGATIONS OR ANY LOAN DOCUMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
16.Foreign Currency. If the Administrative Agent so notifies the Guarantors in writing, at the Administrative Agent’s sole and absolute discretion, payments under this Guaranty shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated as set forth in Section 10.20 of the Credit Agreement. The Guarantors shall indemnify the Administrative Agent and the Guarantee Beneficiaries and hold the Administrative Agent and Guarantee Beneficiaries harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by a Guarantor or any failure of the amount of any such judgment to be calculated as provided in this paragraph.
17.Direct Obligations. Notwithstanding anything to the contrary herein and for the avoidance of doubt, this Guaranty is in addition to each Guarantor’s direct obligations with respect to the Guaranteed Obligations (including any direct obligations as a Borrower under the Loan Documents), and this Guaranty shall in no event operate to limit or reduce such direct obligations.
18.Additional Guarantors. Upon execution and delivery by any Subsidiary of the Company of (i) a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (a “Guaranty Counterpart Agreement”), and (ii) such other documentation as be required by Section 6.13 of the Credit Agreement, such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein on the date hereof. The execution, delivery and effectiveness of any such Guaranty Counterpart Agreement shall not require the consent of any other Guarantor, and shall not affect the Guaranty of any other Guarantor. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any such new party to this Guaranty. Upon effectiveness of a Guaranty Counterpart Agreement, each reference to “Guarantor” in this Guaranty shall thereafter be deemed to include such joined Person. For the avoidance of doubt, this paragraph 18 shall in no manner limit the Administrative Agent’s right to request alternative or additional guarantee documentation to the extent provided in the Credit Agreement, including pursuant to Section 6.13 thereof.
19.Release of Guarantors. Each party hereto acknowledges and agrees that, upon written request from the Company pursuant to Section 9.10 of the Credit Agreement and without the consent of any other Guarantor, the Administrative Agent shall release any Guarantor from this Guaranty, without in any manner affecting the Guaranty of the other Guarantors hereunder. Any such request shall be subject to the terms and requirements set forth in Section 9.10 of the Credit Agreement, and, for the avoidance of doubt, the Administrative Agent shall not be required to release any Guarantor, except to the extent expressly required by such Section 9.10.
[Remainder Intentionally Empty]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

[__],
as Guarantor

By:
Name:
Title:

[Subsidiary Guaranty]

Accepted and Agreed:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Subsidiary Guaranty]

EXHIBIT H

FORM OF DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Credit Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto and reference is made thereto for fully particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of [_______________] (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a wholly-owned Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement have been furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
[[Complete if the Designated Borrower is a Domestic Subsidiary:] The true and correct U.S. taxpayer identification number of the Designated Borrower is _____________.]
[[Complete if the Designated Borrower is a Foreign Subsidiary:] The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

]
The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would

H-1

have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
The parties hereto hereby request that the Designated Borrower be entitled to receive Revolving Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Revolving Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.
This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELANESE US HOLDINGS LLC

By:
Name:
Title:

[DESIGNATED BORROWER]

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, _____
To:    Celanese US Holdings LLC
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, Reference is made to that certain Credit Agreement, dated as of dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto and reference is made for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Borrower and may receive Revolving Loans for its account on the terms and conditions set forth in the Credit Agreement.
This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

I-1

EXHIBIT J

FORM OF LETTER OF CREDIT REPORT

TO:        Bank of America, N.A., as Administrative Agent
RE:    Credit Agreement, dated as of July 15, 2016, by and among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Credit Agreement the Lenders, the L/C Issuers, the Swing Line Lenders and Bank of America, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:        [Date]

The undersigned, [insert name of L/C Issuer] (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(k) of the Credit Agreement.

The L/C Issuer plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

L/C No.	Borrower	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The L/C Issuer made a payment, with respect to L/C No. _______, on [insert date] in the amount of [$]_____________].

[The Borrower failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. ______ on [insert date of such failure], with respect to L/C No. _______.]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum FaceAmount	Current FaceAmount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[L/C ISSUER],
as an L/C Issuer

By:
Name:
Title:

EXHIBIT K

[Reserved]

K-1

EXHIBIT L-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and each Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ___________ __, 20[ ]

L-1-1

EXHIBIT L-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ___________ __, 20[ ]

L-2-1

EXHIBIT L-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

L-3-1

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ___________ __, 20[ ]

L-3-2

EXHIBIT L-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as borrowers pursuant to Section 2.14 of the Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and each Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform each Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished each Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

L-4-1

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ___________ __, 20[ ]

L-4-2

EXHIBIT M
FORM OF NOTICE OF LOAN PREPAYMENT
TO:    Bank of America, N.A., as Administrative Agent [and Swing Line Lender]
[_____________, as Swing Line Lender]

RE:    Credit Agreement, dated as of July 15, 2016, among Celanese Corporation, a Delaware corporation, Celanese US Holdings LLC (the “Company”), a limited liability company incorporated under the laws of Delaware, Celanese Americas LLC, a limited liability company incorporated under the laws of Delaware, Celanese Europe B.V., a private limited liability company incorporated under the laws of the Netherlands, Celanese Holdings Luxembourg S.à.r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, Elwood C.V., a private limited company organized under the laws of the Netherlands, certain Subsidiaries of the Company from time to time party thereto as Designated Borrowers pursuant to Section 2.14 of the Credit Agreement, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and the other Swing Line Lenders and L/C Issuers party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement).

DATE:    [__]
The Company [and [__], as a Borrower] hereby notify the Administrative Agent [and the Swing Line Lender] that on [date] pursuant to the terms of Section 2.05 of the Credit Agreement, the [applicable Borrower] intends to prepay/repay the following Loans as more specifically set forth below:
☐ Optional prepayment of [Revolving Loans][Term Loans] in the following amount(s):
☐ Base Rate Loans: $[__]18
☐ Eurocurrency Rate Loans: $    [__]19
In the following currency: [Dollars or Alternative Currency]
Applicable Interest Period:[__]
☐ Optional prepayment of Swing Line Loans in the following amount: [__]20
Currency: ______________
Borrowed on: [Date]

[18]Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[19]Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of the equivalent of $5,000,000 or a whole multiple of the equivalent of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

[20]Any prepayment of Swing Line Loans shall be in a principal amount of $100,000.

M-1

[The prepayment(s) contemplated by this notice shall be conditioned upon [_________]]21
Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

21If this notice is given in connection with a full or partial refinancing of the Facilities, this notice may condition the prepayment upon the effectiveness of such refinancing Indebtedness, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the date of such prepayment) if such condition is not satisfied.

M-2

CELANESE US HOLDINGS LLC,

By:
Name:
Title:

[[BORROWER NAME]

By:
Name:
Title:]

M-3